Exhibit 2.1

PURCHASE AGREEMENT

dated as of

October 27, 2016

by and between

NXP SEMICONDUCTORS N.V.

and

QUALCOMM RIVER HOLDINGS B.V.

i

ii

Annex I – Offer Conditions

Exhibit A – Form of Asset Sale Agreement

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of October 27, 2016, by and between NXP SEMICONDUCTORS N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”), and QUALCOMM RIVER HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands (“Buyer”).

W I T N E S S E T H :

WHEREAS, Buyer desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions, are in the best interests of the Company, its business and strategy and its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement, and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer, to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the resolutions set forth in Section 2.04(a);

WHEREAS, the board of directors of Buyer has determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Buyer and has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding common shares, par value €0.20 per share, of the Company (collectively, the “Shares”) in exchange for $110.00 per Share, in cash, without interest (the “Offer Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Buyer are entering into a letter agreement, dated as of the date of this Agreement (the “Letter Agreement”) pursuant to which Parent agrees, on the terms and subject to the conditions therein, to take any and all actions necessary to ensure that Buyer performs all of its obligations under this Agreement; and

WHEREAS, the Company and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933.

“1934 Act” means the United States Securities Exchange Act of 1934.

“Acceptance Time” shall have the meaning set forth in Section 2.01(b).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.03(b)(i).

“Action” means any litigation, action, claim, suit, hearing, arbitration, mediation, interference, cancellation, opposition, reexamination, or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.03(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.03(d).

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group (or the stockholders of any Person) other than Buyer and its Subsidiaries and Affiliates (such Person or group (or such stockholders), a “Company Third Party”) relating to, or that would reasonably be expected to lead to, (i) a transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than 20% of the outstanding Shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries, (ii) any transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole or (iii) other than transactions that have been disclosed by the Company prior to the date of this Agreement, any disposition of assets representing 20% or more of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole.

“Anti-Corruption Laws” means any Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010, and any applicable anti-corruption Law of any other jurisdiction.

“Anti-Takeover Measure” shall have the meaning set forth in Section 3.25.

“Antitrust Investigation” shall have the meaning set forth in Section 7.01(c).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the EU Merger Regulation and any other applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including such Laws of any jurisdiction other than the United States or the European Union.

“Asset Sale” shall have the meaning set forth in Section 2.04(a)(ii).

“Asset Sale Agreement” means the agreement between Buyer and the Company substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer and the Company.

“Asset Sale Documentation” shall have the meaning set forth in Section 2.07(b).

“Asset Sale Resolutions” means the resolutions described in Section 2.04(a)(ii) and Section 2.04(a)(iii).

“Asset Sale Threshold” shall have the meaning set forth in Section 2.04(a)(ii).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Directors” shall have the meaning set forth in Section 2.05(a).

“Buyer Material Adverse Effect” means any Effect that prevents, materially impedes or materially delays the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Termination Compensation” means an amount in cash equal to $2,000,000,000.

“Chosen Courts” shall have the meaning set forth in Section 9.07(a).

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the United States Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of July 3, 2016 and the notes thereto set forth in the Company 6-K.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.10(a).

“Company Equity Awards” means the Company Options, Company PSUs and Company RSUs.

“Company Equity Plan” means the Company’s Global Stock Option Program 2015/2016, Performance Stock Units Plan 2015/2016, Restricted Stock Units Plan 2015/2016, Global Stock Option Program 2014/2015, Performance Stock Units Plan 2014/2015, Restricted Stock Units Plan 2014/2015, KEEP Restricted Stock Units Plan 2014/2015, Global Stock Option Program 2013/2014, Performance Stock Units Plan 2013/2014, Restricted Stock Units Plan 2013/2014, Global Stock Option Program 2012/2013, Performance Stock Units Plan 2012/2013, Restricted Stock Units Plan 2012/2013, Share Plan 2012/2013, Global Stock Option Program 2011/2012, Performance Stock Units Plan 2011/2012, Restricted Stock Units Plan 2011/2012, Share Plan 2011/2012, Global Stock Option Program (dated November 2, 2010), Performance Stock Units Plan (dated November 2, 2010), Restricted Stock Units Plan (dated November 2, 2010), Share Plan (dated November 2, 2010), Management Equity Plan 2009, Global Equity Incentive Program Conditions 2008, the Amended and Restated 2011 Freescale Omnibus Incentive Plan, and any other Company Plan pursuant to which the Company makes grants of options, restricted stock units, performance stock units and other equity-based awards in respect of Shares.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.22.

“Company Intellectual Property Rights” means (i) all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or co-owned by the Company or any of its Subsidiaries, on the one hand, and one or more third parties on the other, (ii) all Intellectual Property Rights that are licensed or purported to be licensed to the Company or any of its Subsidiaries and (iii) all other Intellectual Property Rights that are used by the Company or any of its Subsidiaries in its respective business.

“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Letter” means the letter, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Buyer concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any fact, change, event, development, occurrence or effect (each, an “Effect”) that (i) materially adversely affects the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to consummate the Transactions; provided that, subject to the next occurring proviso in this definition, no Effect relating to or arising from any of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect pursuant to subsection (i) of this definition: (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which the Company or its Subsidiaries conduct business, or conditions in the global economy generally, (B) changes in any financial, debt, credit, capital, banking or securities markets or conditions, (C) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (D) changes after the date of this Agreement in applicable Law (or the interpretation thereof) or changes after the date of this Agreement in GAAP or other applicable accounting standards (or the interpretation thereof), (E) changes in the Company’s and its Subsidiaries’ industries in general, (F) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur), (G) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, (H) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, suppliers or partners (except that this clause (H) shall not apply with respect to the representations or warranties in Section 3.04, except with respect to any violation of, or right arising under, Disclosed Contracts (to which this clause (H) shall apply)), (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity, (J) any Action brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents, (K) any Action brought or that could be brought by any Third Party (1) challenging the Transactions or (2) asserting claims arising from, or that could arise from, the Transactions, in the case of each of sub-clauses (1) and (2) to the extent such Action arises out of a Disclosed

Contract and (L) any action expressly required to be taken pursuant to this Agreement, any action not taken because it was prohibited under this Agreement (but only in the event that the Company requested in writing Buyer’s waiver or consent to take such action and Buyer failed to provide waiver or consent), or any action taken at the express written direction of Buyer; provided, further, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), if such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means an option to acquire Shares granted by the Company pursuant to a Company Equity Plan.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents of the Company and its Subsidiaries as in effect on the date of this Agreement.

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).

“Company Permits” shall have the meaning set forth in Section 3.13(b).

“Company Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), and any other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates, or under which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any Liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, paid garden leave, pay in lieu of notice of termination, seniority premium, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, Tax gross-up, Tax equalization, change in control, employment, collective bargaining, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, in each case other than any such plan or agreement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which the Company or any of its Subsidiaries does not contribute more than the minimum amounts required by applicable Law.

“Company Products” means all products or services currently designed, developed (to the extent development is complete as of the date hereof), distributed, hosted, produced, marketed, licensed, sold, offered for sale, performed or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company PSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such restricted stock unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company PSU” shall not include Company RSUs.

“Company Real Property Leases” shall have the meaning set forth in Section 3.15(b).

“Company Recommendation” shall have the meaning set forth in Section 3.02(b).

“Company Registered IP” means all Owned Company IP that is registered, issued or the subject of a pending application.

“Company Revolving Facility” shall mean the Credit Agreement, dated as of December 7, 2015, among NXP B.V., NXP Funding LLC, the lending institutions from time to time parties thereto, Morgan Stanley Senior Funding Inc., as administrative agent, Morgan Stanley Senior Funding Inc., as collateral agent, and Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank, PLC, Deutsche Bank Securities Inc. and Bank of America N.A. as joint lead arrangers and joint bookrunners, and Goldman Sachs Lending Partners LLC, Citigroup Global Markets Limited and Cooperative Central Raiffeisen-Boerenleenbank B.A., as co-managers.

“Company RSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company RSUs” shall not include Company PSUs.

“Company SEC Documents” shall have the meaning set forth in Section 3.07(a).

“Company Securities” shall have the meaning set forth in Section 3.05(c).

“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.06(b).

“Company Technology” means all Technology that is used by or on behalf of the Company or any of its Subsidiaries to create the Company Products and/or that is currently used in connection with the conduct of the business of the Company or any of its Subsidiaries.

“Company Termination Compensation” means an amount in cash equal to $1,250,000,000.

“Company Third Party” shall have the meaning set forth in the definition of “Alternative Acquisition Proposal.”

“Company 6-K” means the Company’s report on Form 6-K filed on August 2, 2016.

“Compensation Committee” shall have the meaning set forth in Section 2.03(h).

“Compulsory Acquisition” means the compulsory acquisition of Shares from each Minority Shareholder in accordance with Section 2:92a or, if applicable, Section 2:201a of the DCC.

“Compulsory Acquisition Threshold” means, the number of Shares owned by Buyer or any of its Affiliates representing at least ninety five percent (95%) of the Company’s issued and outstanding share capital.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02(b).

“Continuing Employee” shall have the meaning set forth in Section 6.02(a).

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debt Financing” has the meaning assigned to such term in the definition of “Debt Financing Sources”.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with any debt financing in connection with the transactions contemplated hereby (such financings, the “Debt Financings”), including the lender parties or noteholders to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Delivery Date” shall have the meaning set forth in Section 6.04.

“Disclosed Contracts” shall have the meaning set forth in Section 3.04(a) of the Company Letter.

“Dutch Tax Rulings” shall have the meaning set forth in Section 5.05.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Authorities targeting certain countries, territories, entities or persons. Applicable Laws include (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (ii) any U.S. sanctions related to or administered by the U.S. Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

“EGM” shall have the meaning set forth in Section 2.04(a).

“EGM Materials” shall have the meaning set forth in Section 2.04(b).

“End Date” shall have the meaning set forth in Section 8.01(b).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means any and all applicable Laws issued, promulgated, approved or entered relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource) or, as relates to Hazardous Substances, human health or safety, or otherwise relating to the production, use, emission, storage, treatment, transportation, labeling, distribution, sales, recycling, disposal, discharge, release or other handling of any Hazardous Substances.

“Environmental Liabilities” means any liability, damages, losses or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or relating to: (i) any noncompliance with or violation of any Environmental Law or any Company Permit, or Order; (ii) any Release, threatened Release, or exposure to any Hazardous Substance; or (iii) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws (whether conducted by the Company, a Governmental Authority, or other third party).

“Equity Award Adjustment Ratio” shall have the meaning set forth in Section 2.03(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union.

“Excluded Transactions” means (i) the transactions referred to under Section 2.07(a)(iv) through Section 2.07(a)(xv) and (ii) the transactions which require the approval of the Independent Directors pursuant to Section 2.05(f).

“Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Final Offering” shall have the meaning set forth in Section 6.02(d).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governance Resolutions” shall have the meaning set forth in Section 2.04(a)(v).

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body.

“Government Official” means any (i) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Authority.

“Hazardous Substance” means (i) any material, substance or waste (whether liquid, gaseous or solid) that (A) is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (B) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (ii) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, friable asbestos, lead-based paint or polychlorinated biphenyls.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Agreements” shall have the meaning set forth in Section 6.01(a).

“Indemnified Person” shall have the meaning set forth in Section 6.01(a).

“Independent Director” shall have the meaning set forth in Section 2.05(a).

“Initial Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Innovation Box” shall have the meaning set forth in Section 5.05.

“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the word, registered or unregistered, and all worldwide common Law and statutory rights in or arising out of: (i) all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all copyrightable works (including databases and other compilations of information, mask works and semiconductor chip rights), and all other rights corresponding thereto throughout the world however denominated, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, (iii) industrial designs and any registrations and applications therefor, (iv) rights in trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and including all intent to use any of the foregoing if not registered or subject to a pending application (“Trademarks”), (v) rights in trade secrets (including in any information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure and any other “trade secrets” as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and rights in other proprietary or confidential information including rights to limit the use or disclosure thereof by any Person (“Trade Secrets”), (vi) rights with respect to databases and data collections, (vii) rights in internet domain names, IP addresses and social media identifiers, (viii) rights in computer software, (ix) moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right”, (x) any other proprietary, intellectual or industrial property rights of any kind or nature and (xi) the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the applicable Laws of any jurisdiction worldwide.

“Internal Reorganization” shall have the meaning set forth in Section 7.03.

“Intervening Event” means an event, development or change in circumstances occurring, arising or first coming to the attention of the Company Board after the date of this Agreement and prior to Expiration Time, which causes the Company Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under the Laws of The Netherlands; provided that in no event shall the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IT Assets” means all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used by or on behalf of the Company or any of its Subsidiaries in connection with the conduct of their businesses.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Letter, after reasonable inquiry of the persons who would reasonably be expected to have actual knowledge of the applicable matter.

“L/C Bank” shall have the meaning set forth in Section 6.04.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of NASDAQ) and any Orders.

“Legal Restraints” shall have the meaning set forth in paragraph (C) of Annex I.

“Letter Agreement” has the meaning set forth in the recitals.

“Letter of Credit” shall have the meaning set forth in Section 6.04.

“Liability” shall have the meaning set forth in Section 3.12(a).

“Lien” means any mortgage, lien, pledge, security interest, hypothecation, claim, deed of trust, option, right of first offer or refusal, restriction on transfer, charge, title defect, encroachment or other survey defect, easement or other encumbrance in respect of any property or asset.

“Little River” means Freescale Semiconductor, Ltd., or any successor entity thereto.

“Little River Acquisition” means the acquisition of Little River by the Company pursuant to the Agreement and Plan of Merger, dated as of March 1, 2015, by and among the Company, Nimble Acquisition Limited and Little River.

“Liquidation” shall have the meaning set forth in Section 2.06.

“Material Contract” shall have the meaning set forth in Section 3.21(a).

“Minimum Condition” shall have the meaning set forth in paragraph (A) of Annex I.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period).

“Minority Exit Offering Period” shall have the meaning set forth in Section 2.01(f).

“Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets.

“NASDAQ” shall have the meaning set forth in Section 2.01(e)(i).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 2.01(a).

“Offer Conditions” shall have the meaning set forth in Section 2.01(a).

“Offer Consideration” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.01(h).

“Open License Terms” means terms in any license, distribution model or other agreement for a Work that require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (i) the making available of source code or any information regarding the Work or any Related Software, (ii) the granting of permission for creating modifications to or derivative works of the Work or any Related Software, (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under any Intellectual Property Rights, (iv) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means, (v) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software or (vi) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages, including all licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Order” means any order, ruling, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.

“Other Required Antitrust Approvals” shall have the meaning set forth on Section 1.01(b) of the Company Letter.

“Owned Company IP” means those Company Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” means QUALCOMM Incorporated, a Delaware corporation.

“Parties” means Buyer and the Company.

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies, either not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet overdue and for which adequate reserves have been established other than overdue sums, (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Owned Real Property or Company Leased Real Property, (iv) zoning and building Laws and codes and other similar restrictions, provided such restrictions do not prohibit any of the current improvements on any Company Owned Real Property or Company Leased Real Property or the current use of any Company Owned Real Property or Company Leased Real Property, (v) Liens imposed on the underlying fee interest in Company

Leased Real Property, (vi) statutory or common Law Liens to secure landlords, lessors or renters under leases or rental agreements, (vii) non-exclusive licenses and covenants not to sue granted by the Company or any of its Subsidiaries in the ordinary course of business, in connection with the sale of Company Products and (viii) Liens reflected in the Company Balance Sheet.

“Person” means an individual, corporation, partnership, limited liability company, association, unincorporated association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means an identifiable individual’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries, allows the identification of or contact with an individual, or any other information relating to an individual protected or otherwise regulated under any Law.

“Post-Offer Reorganization” shall have the meaning set forth in Section 2.07(a).

“Pre-Closing Period” shall have the meaning set forth in Section 5.01.

“Premium Cap” shall have the meaning set forth in Section 6.01(b).

“Public Software” means (i) any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms and (ii) any software, libraries or other code that is in the public domain or is otherwise made available under free or open source licensing and distribution models that are less restrictive than Open License Terms, such as those obtained under the MIT, Boost Software License, and the Beerware Public Software licenses or any similar licenses.

“Related Party” has the meaning assigned to such terms in Section 9.13.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing), in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remedy Action” shall have the meaning set forth in Section 7.01(h).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, Debt Financing Sources or other financial advisors, agents and other representatives of such Person and its Subsidiaries.

“River BV” means NXP B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) a Person owned fifty percent (50%) or more or controlled by a Person identified in clause (i) or clause (ii) above.

“Schedule TO” shall have the meaning set forth in Section 2.01(h).

“Schedule 14D-9” shall have the meaning set forth in Section 2.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Step Distribution” means the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance distribution) to the shareholders of the Company such that each holder of Shares that were not validly tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall receive cash in an amount equal to the Offer Consideration multiplied by the number of Shares then held by such holder (without interest, less any applicable withholding Taxes).

“Shares” shall have the meaning set forth in the Recitals.

“Signing Transactions” means the Transactions, excluding the Excluded Transactions.

“Source Code” means the source code (i.e., software code in its original, human readable, un-compiled form) of all Company Technology (including of Company Products), together with all extracts, portions and segments thereof.

“Specified Quarter End Date” means (i), for the quarter beginning September 26, 2016, December 21, 22, 23; (ii) for the quarter beginning December 26, 2016, March 22, 23 and 24, (iii) for the quarter beginning March 27, 2017; June 21, 22 and 23; (iv) for the quarter beginning June 26, 2017; September 20, 21 and 22; and (v) for each subsequent quarter, the three days in December, March, June and September, respectively, as designated by Buyer to the Company no later than July 1, 2017.

“Subsequent EGM” has the meaning set forth in Section 2.04(e).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.01(f).

“Subsidiary” means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that is binding (subject only to the valid termination of this Agreement) on the offeror, that did not result from a breach of Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company) and that the Company Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal, (i) is more favorable to the Company, and its shareholders, employees and other stakeholders than the Transactions, (ii) is reasonably likely to be consummated and (iii) to the extent third party financing is required, such financing is then fully committed; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”.

“Tax” or “Taxes” means all forms of taxes and similar levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever, including income tax, corporation tax, franchise taxes, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, compensation, unemployment, transfer, sales and use taxes, occupation, customs duties, severance, payroll, ad valorem, residential property tax, wealth tax, value added tax, withholding tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto imposed by any Governmental Authority (a “Taxing Authority”) and all penalties and interest relating thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with or supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment or supplement to any of the foregoing.

“Taxing Authority” shall have the meaning set forth in the definition of “Taxes.”

“Technology” means all tangible items disclosing or embodying any Intellectual Property Rights, including all technology from which such items were or are derived, including (i) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation), (ii) inventions (whether or not patentable), designs, discoveries and improvements, (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes and (vi) devices, prototypes, designs, specifications and schematics.

“Terminated Plan” shall have the meaning set forth in Section 6.02(e).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates.

“Transaction Litigation” shall have the meaning set forth in Section 7.07.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“WARN” shall have the meaning set forth in Section 3.19(e).

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

“Work” means any software, libraries or other code (including middleware and firmware).

Section 1.02 Other Definitional and Interpretative Provisions. Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” refer to Euros, (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement, (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” (f) references herein to any gender shall include each other gender, (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding,” (h) the word “or” shall be disjunctive but not exclusive, (i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder, (j) except for purposes of the Company Letter, references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, (k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement, (l) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day and, (m) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

ARTICLE 2

THE OFFER

Section 2.01 The Offer.

(a) Provided that nothing shall have occurred that would give rise to a right to terminate this Agreement pursuant to Article 8, Buyer shall commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer as promptly as reasonably practicable after the date of this Agreement but in no event later than the fifteenth (15th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the Offer Conditions, Buyer shall, at or as promptly as practicable following the Expiration Time (but in any event within two (2) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at or as promptly as practicable following the Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing,”); provided, however, that if, but for this proviso, the Closing would have occurred on a Specified Quarter End Date, then, if elected by Buyer, the Closing shall take place on the first Business Day following the latest Specified Quarter End Date for a particular fiscal quarter, or on such other date to be specified by the Parties; provided, further, that Buyer shall confirm in writing to the Company, at the time of such election, that all Offer Conditions were satisfied on the date the Closing would have occurred but for the immediately preceding proviso and that all such Offer Conditions (other than any Offer Condition the waiver of which would be prohibited by Law and except where the Company’s Willful Breach after delivery of such notice proximately caused the failure of such Offer Condition to be satisfied) shall be deemed to be satisfied as of such first Business Day. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the preceding sentence shall be paid, net of any applicable Tax withholding with respect to the Offer Consideration pursuant to Section 2.09, to the seller in cash, without interest, on the terms and subject to the conditions of this Agreement.

(c) Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, Buyer shall not:

(i) waive or change the Minimum Condition (except to the extent permitted under paragraph (A) of Annex I);

(ii) decrease the Offer Consideration;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares sought in the Offer;

(v) extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or

(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d) The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) twenty-one (21) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) such date that is six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e) Subject to Article 8, Buyer may or shall, as applicable, extend the Offer from time to time as follows:

(i) for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NASDAQ Global Select Market (the “NASDAQ”) applicable to the Offer; or

(ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is not prohibited under this Agreement and applicable Law), then Buyer shall extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, however, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time occurring during the first one hundred eighty (180) days following the date hereof, the Offer Condition set forth in paragraph (B) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer shall be permitted to extend the Offer on such occasion for up to twenty (20) Business Days; provided further, however, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as the End Date may be extended pursuant to Section 8.01(b)(i)) and (y) if the sole then-unsatisfied Offer Condition is the Minimum Condition, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company).

(f) Following the Acceptance Time, Buyer shall (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act). In the event that prior to the expiration of the Subsequent Offering Period, Buyer has elected to effectuate the Asset Sale, Buyer shall (and the Offer Documents shall so indicate) extend the Subsequent Offering Period for at least five (5) Business Days to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the “Minority Exit Offering Period”).

(g) The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.01(e)) unless this Agreement is validly terminated pursuant to Section 8.01. If this Agreement is validly terminated pursuant to Section 8.01, Buyer shall promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Buyer prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article 8.

(h) As soon as practicable on the Offer Commencement Date, Buyer shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Buyer all information concerning the Company required by the 1934 Act to be set forth in the Offer Documents. Each of Buyer and the Company agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Buyer shall use its reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Buyer shall include in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Buyer or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Buyer to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by the Company and its counsel), including by participating with Buyer or its counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.02 Company Action.

(a) The Company hereby approves and consents to the Offer and the other Signing Transactions. The Company shall promptly (and in any event within five (5) Business Days prior to the Offer Commencement Date) furnish Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case, true and correct as of the most recent practicable date, and shall provide to Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing such information, (A) it shall request permission from the applicable shareholders to provide such information to Buyer or (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article 2, Buyer shall not have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Buyer and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and (ii) if this Agreement is terminated, Buyer shall deliver to the Company and shall use its reasonable best efforts to cause its Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.

(b) On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.03(d), shall reflect the Company Recommendation. Buyer shall promptly furnish to the Company all information concerning Buyer or any of its applicable Affiliates required by the 1934 Act to be set forth in the Schedule 14D-9. Each of the Company and Buyer agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall include in such document (and any amendments thereto) all comments reasonably proposed by Buyer and its counsel. The Company shall provide Buyer and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by Buyer and its counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.03 Outstanding Equity Awards.

(a) Vested Company RSUs and Company PSUs. At the Closing, each Company RSU and Company PSU that is outstanding as of immediately prior to the Closing and either (i) vested in accordance with the terms of the applicable Company Equity Plan and award agreement evidencing such Company RSU or Company PSU, as applicable, as of immediately prior to the Closing or (ii) subject to accelerated vesting solely as a result of the completion of the Transactions in accordance with the terms thereof, will, without any action on the part of Parent, Buyer, the Company, the holder thereof, or any other Person, be canceled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) the total number of Shares subject to such Company RSU or Company PSU.

(b) Unvested Company RSUs. At the Closing, each Company RSU that is outstanding as of immediately prior to the Closing and not covered by Section 2.03(a) will, without any action on the part of Parent, Buyer, the Company, the holder thereof, or any other Person, be converted into an equity award subject to the same terms and conditions applicable to such Company RSU (including the same vesting schedule and terms regarding acceleration and forfeiture upon termination of employment or service) immediately prior to the Closing with respect to a number of shares of common stock (rounded down to the nearest whole share) of Parent equal to (i) the number of Shares subject to such Company RSU immediately prior to the Closing, multiplied by (ii) the Equity Award Adjustment Ratio. For purposes of this Agreement, the “Equity Award Adjustment Ratio” shall mean (x) the Offer Consideration divided by (y) the average closing price of the common stock of Parent on NASDAQ for the twenty (20) consecutive trading days ending on the trading day immediately preceding the date of the Closing, rounded to the nearest one ten thousandth. With respect to any fractional share that was rounded down in respect of any Company RSU, the holder shall be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) such fractional share.

(c) Unvested Company PSUs. At the Closing, each Company PSU that is outstanding as of immediately prior to the Closing and not covered by Section 2.03(a), will, without any action on the part of Parent, Buyer, the Company, the holder thereof, or any other Person, be converted into an equity award with respect to a number of shares of common stock (rounded down to the nearest whole share) of Parent equal to (x) the number of Shares subject to such Company PSU immediately prior to the Closing, multiplied by (y) the Equity Award Adjustment Ratio. Each such converted award will thereafter be subject to the same terms and conditions as were applicable to the related Company PSU immediately prior to the Closing, except that as of the Closing the performance metrics shall no longer apply and the award shall be subject solely to service-based vesting on the applicable dates on which it would have vested in accordance with the terms thereof in effect prior to the Closing had the applicable performance criteria (including any “catch-up” performance criteria) been fully achieved, subject to acceleration and forfeiture upon termination of employment or service in accordance with the applicable terms of the award. With respect to any fractional share that was rounded down in respect of any Company PSU, the holder shall be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) such fractional share.

(d) Vested Company Options. At the Closing, each Company Option that is outstanding as of immediately prior to the Closing and either (i) vested in accordance with the terms of the applicable Company Equity Plan and award agreement evidencing such Company Option as of immediately prior to the Closing or (ii) subject to accelerated vesting solely as a result of the completion of the Transactions in accordance with the terms thereof, will, without any action on the part of Parent, Buyer, the Company, the holder thereof, or any other Person, be canceled and converted into and will become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Company Option multiplied by (y) the number of Shares subject to such Company Option. Following the date of this Agreement, the Company shall use its reasonable best efforts to obtain any consents of any holders of any Company Option described in clause (i) or (ii) of the preceding sentence necessary to effectuate the treatment of such Company Options as described in this Section 2.03(d).

(e) Unvested Company Options. At the Closing, each Company Option that is outstanding as of immediately prior to the Closing and is not covered by Section 2.03(d), will, without any action on the part of Parent, Buyer, the Company, the holder thereof, or any other Person, be converted into an option to purchase, subject to the same terms and conditions as applied to such Company Option (including the same vesting schedule and terms regarding acceleration and forfeiture upon termination of employment or service) immediately prior to the Closing, a number of shares of common stock (rounded down to the nearest whole share) of Parent equal to (w) the number of Shares subject to such Company Option immediately prior to the Closing, multiplied by (x) the Equity Award Adjustment Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Share for which such Company Option was exercisable immediately prior to the Closing, divided by (z) the Equity Award Adjustment Ratio. Notwithstanding anything herein to the contrary, to the extent applicable, the exercise price and the number of shares of Parent common stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Option to which

Section 422 of the Code applies, the exercise price and the number of shares of Parent common stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(f) The payments in respect of Company Equity Awards described in this Section 2.03 will be subject to Section 2.09. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.03 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the Company Equity Plan and applicable award agreement that will not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing with the goal of minimizing the Tax impact of the provisions set forth in this Section 2.03.

(g) As soon as reasonably practicable after the Closing (but no later than the second payroll date after the Closing), the applicable holders of vested Company Equity Awards will receive the payments described in Section 2.03(a) and Section 2.03(d) from the Company or its applicable Subsidiary or Affiliate (which amounts Buyer shall deposit or cause to be deposited, to the extent that the Company’s (or its applicable Subsidiary’s or Affiliate’s) cash as of the Closing is insufficient to fund the payment of such amounts, with the Company or its applicable Subsidiary or Affiliate, by wire transfer of immediately available funds, at or promptly following the Closing), through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such vested Company Equity Awards that are canceled and converted pursuant to Section 2.03(a) or Section 2.03(d). Notwithstanding the foregoing, if any such payment owed to a holder of such a vested Company Equity Award cannot be made through the Company’s (or its applicable Subsidiary’s or Affiliate’s) payroll system or payroll provider, then the Company (or its applicable Subsidiary or Affiliate) will issue a check for such payment to such holder promptly following the Closing Date.

(h) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the Company, the Company Board and the Nominating and Compensation Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.03. Subject to applicable Law, the Company shall take all actions necessary to provide that the Company will not be required to deliver Shares or other shares in the share capital of the Company to any Person pursuant to or in settlement of Company Equity Awards after the Closing; provided that, notwithstanding the foregoing, (i) the Company shall only be required to use commercially reasonably efforts to obtain any applicable consents or acknowledgements from the holders of any Company Equity Awards that may be necessary to effectuate the provisions of this sentence and (ii) in no event shall the Company’s failure to obtain any such consents or acknowledgements after using such commercially reasonable efforts be deemed to be a breach of this Agreement.

(i) At the Closing, Buyer shall (or shall cause one of its Affiliates to) assume the Company Equity Plan and all obligations of the Company under the Company Equity

Plan. The agreements evidencing any Company Equity Award that is converted pursuant to this Section 2.03 shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.03). Buyer shall (or shall cause one of its Affiliates to) take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent common stock for delivery upon exercise or settlement of such assumed awards. As soon as reasonably practicable after the Closing, to the extent necessary, Buyer shall (or shall cause one of its Affiliates to) file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent common stock underlying such assumed awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such assumed awards remain outstanding.

Section 2.04 Extraordinary General Meeting.

(a) No later than ten (10) weeks following the Offer Commencement Date, the Company shall hold an extraordinary general meeting (the “EGM”) to:

(i) provide information regarding the Offer;

(ii) adopt a resolution to, subject to (A) the Acceptance Time having occurred and (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Buyer or any of its Affiliates, representing at least eighty percent (80%) of the outstanding Shares (the “Asset Sale Threshold”), approve the asset sale as contemplated by the Asset Sale Documentation (the “Asset Sale”) as required under section 2:107a of the DCC;

(iii) adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Asset Sale Threshold having been achieved but the Compulsory Acquisition Threshold not having been achieved and (C) the Asset Sale having been completed, (1) dissolve (ontbinden) the Company in accordance with section 2:19 of the DCC and (2) appoint as liquidator Stichting Vereffening NXP, a foundation (stichting) to be incorporated under Dutch Law and approve reimbursement of the liquidator’s reasonable salary and costs (provided that such reimbursement will be subject to the approval of the Independent Directors) and (3) appoint an Affiliate of the Company as the custodian of the books and records of the Company in accordance with section 2:24 of the DCC;

(iv) adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that no discharge will be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld), or willful misconduct (opzet) of such director;

(v) adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors to replace the resigning members of the Company Board (the “Governance Resolutions”);

(vi) adopt a resolution to, subject to Closing and effective the day immediately following the Closing Date, amend the articles of association of the Company to align the financial year of the Company with the financial year reckoned by Buyer; and

(vii) adopt a resolution to, subject to the Shares having been delisted from the NASDAQ, (A) convert the Company from a public limited liability company (naamloze vennootschap) to a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and (B) amend the Company’s articles of association in connection with the matters described in clause (A).

(b) Promptly after the date of this Agreement, the Company shall prepare appropriate materials for the EGM (together with any amendments and supplements thereto and any other documents required, the “EGM Materials”) relating to the matters set forth in Section 2.04(a). Subject to Section 5.03(d), the Company shall include the Company Recommendation in the EGM Materials. Buyer shall promptly furnish to the Company all information concerning Buyer and any of its Affiliates required to be set forth in the EGM Materials. The Company shall provide Buyer and its counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to dissemination to the shareholders of the Company and the Company shall include in the EGM Materials all comments reasonably proposed by Buyer and its counsel. The Company shall provide Buyer and its counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (which response shall include all comments reasonably proposed by Buyer and its counsel), including by participating with the Company or its counsel in any discussions or meetings with Governmental Authorities to the extent such participation is not prohibited by the applicable Governmental Authority.

(c) The Company shall consult with Buyer regarding the date of the EGM (or any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not cancel the EGM (or any Subsequent EGM) without the prior written consent of Buyer; provided that the Company may, on no more than one (1) occasion, following reasonable consultation with Buyer, and, to the extent requested in writing by Buyer, the Company shall cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (and any Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in Section 2.04(a). In the event the EGM is cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM on a date scheduled by mutual agreement of the Company and Buyer, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such cancellation (or, in the case of a Subsequent EGM, a date that shall be prior to the date of the Expiration Time).

(d) The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Law. The adoption of the matters set forth in Section 2.04(a) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

(e) Notwithstanding anything to the contrary in this Agreement, to the extent that, at the EGM, the Asset Sale Resolutions and/or the Governance Resolutions have not been adopted, the Company shall, following consultation with the Buyer, duly call and give notice of another EGM (the “Subsequent EGM”), which shall take place at a date reasonably acceptable to Buyer and not later than a date that shall be prior to the date of the Expiration Time.

(f) Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this Agreement in accordance with Section 8.01, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 2.04, in each case, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

(g) At and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approvals set forth in Section 2.04(a).

Section 2.05 Directors.

(a) Buyer and the Company, including the Company Board and each of the directors, shall use their respective best efforts, including through their (vote in favor of any) nomination or appointment of any person to the Company Board and their (vote in favor of any) resignation from the Company Board, to ensure that the Company Board will, upon the Closing, be composed of seven (7) directors, five (5) of which will be designated by Buyer (the “Buyer Directors”) in writing, in its sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and two (2) of whom will be current non-executive directors of the Company, and at all times independent from Buyer (the “Independent Directors”). The initial Independent Directors will be mutually agreed upon by Buyer and the Company.

(b) Each Independent Director shall resign from, and the Company shall take such other action necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earliest of (i) such time after the Acceptance Time as Buyer owns one hundred percent (100%) of the issued and outstanding Shares, (ii) the Second Step Distribution being paid in full and (iii) completion of the liquidation of the Company.

(c) If an Independent Director resigns from, or otherwise ceases to be a member of the, Company Board prior to the date of resignation contemplated by Section 2.05(b), Buyer shall procure that the respective Independent Director will be replaced by a new director that is independent from Buyer.

(d) Buyer shall supply to the Company in writing any information regarding the Buyer Directors as required by applicable Laws in connection with the appointment of the Buyer Directors to the Company Board and the EGM, and be solely responsible for any such information.

(e) In addition to the discharge contemplated by Section 2.04(a)(iv), Buyer shall (i) at the first annual general meeting of the Company held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable, and (ii) at the first annual general meeting of the Company held after the resignation of an Independent Director, cause such Independent Director to be fully and finally discharged for his or her acts of supervision; provided that Buyer shall not be required to cause the discharge of any director for acts as a result of fraud (bedrog), gross negligence (grove schuld), or willful misconduct (opzet) of such director.

(f) Notwithstanding any other required vote, the affirmative vote of the Independent Directors will also be required for approving:

(i) any restructuring that could reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht), (B) the Asset Sale and Second Step Distribution or (C) the Compulsory Acquisition; and

(ii) any other form of unequal treatment that prejudices or could reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including (A) the Asset Sale and Second Step Distribution or (B) the Compulsory Acquisition.

Section 2.06 Further Actions. If requested by the other party, the Company or Buyer, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to accomplish the Asset Sale and the Liquidation and the Second Step Distribution or the

Compulsory Acquisition, as the case may be: (a) in the case of the Company, (i) the convening of the necessary meetings of the Company’s general meeting and the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in Section 2.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to (A) convene the EGM (and any Subsequent EGM) referenced in Section 2.04 and (B) approve (1) the Asset Sale, (2) the Second Step Distribution and (3) the liquidation and dissolution of the Company (the “Liquidation”), in each case as set forth in Section 2.04, subject to Section 2.07; and (b) in the case of Buyer and the Company, the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate the Asset Sale and the subsequent Liquidation and Second Step Distribution or Compulsory Acquisition, as the case may be, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07 Post-Offer Reorganization.

(a) As promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period, Buyer may effectuate, or cause to be effectuated, and at Buyer’s election, the Company and its Subsidiaries shall effectuate, a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which, at Buyer’s election (provided that any action in clauses (iv) through (xv) below shall require the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed) shall be:

(i) the Asset Sale in accordance with this Section 2.07;

(ii) the Liquidation and Second Step Distribution in accordance with this Section 2.07;

(iii) if permissible under applicable Law, the commencement by Buyer of the Compulsory Acquisition;

(iv) a statutory (cross-border or domestic) legal (triangular) merger (juridische (driehoeks-)fusie) in accordance with Article 2:309 et seq of the DCC between the Company, Buyer or any Affiliate of Buyer;

(v) a statutory legal (triangular) demerger (juridische (driehoeks) splitsing) of the Company in accordance with Article 2:334a et seq of the DCC;

(vi) a contribution of cash and/or assets by Buyer or by any Affiliate of Buyer in exchange for ordinary shares in the Company’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of the Minority Shareholders of the Company could be excluded;

(vii) a sale and transfer of assets and Liabilities (i) by a Subsidiary of the Company to Buyer, or an Affiliate of Buyer, or (ii) by Buyer or any Affiliate of Buyer to any Subsidiary of the Company, at terms substantially similar to the terms agreed for the Asset Sale to the extent this relates to substantially all of the assets and Liabilities of the Company and its Subsidiaries;

(viii) a distribution of proceeds, cash and/or assets to the shareholders of the Company or share buybacks;

(ix) a dissolution and liquidation of the Company;

(x) a subsequent public offer for any Shares held by the Minority Shareholders;

(xi) a conversion of the Company into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(xii) any transaction between the Company and Buyer or their respective Affiliates at terms that are not at arm’s length;

(xiii) any transaction, including a sale and/or transfer of any material asset, between the Company and its Affiliates or between the Company and Buyer or their respective Affiliates with the objective of utilizing any carry forward tax losses available to the Company, Buyer or any of their respective Affiliates;

(xiv) any transactions, restructurings, share issues, procedures and/or proceedings in relation to the Company and/or one or more of its Affiliates required to effect the aforementioned transactions; and

(xv) any combination of the foregoing.

(b) If (i) the Asset Sale Resolutions have been adopted at the EGM and (ii) the Asset Sale Threshold has been achieved, Buyer may require the Company to enter into, and in which case the Company shall enter into, the Asset Sale Agreement (together with all amendments reasonably agreed between the Parties, the “Asset Sale Documentation”) and, subject to the conditions of this Section 2.07 and the Asset Sale Documentation, the Parties shall promptly implement the Asset Sale, and take the steps and complete the actions and transactions set forth in the Asset Sale Documentation.

(c) Buyer and the Company have agreed that, to the extent Buyer determines to effectuate the Asset Sale, then promptly following completion of the Asset Sale, Buyer and the Company shall implement:

(i) if, as of expiration of the final Subsequent Offering Period, the Asset Sale Threshold has been achieved but not the Compulsory Acquisition Threshold, the Liquidation, which shall result in the Second Step Distribution; or

(ii) if, as of expiration of the final Subsequent Offering Period, the Compulsory Acquisition Threshold has been achieved, the Compulsory Acquisition;

in each case, in accordance with the terms and conditions of the Asset Sale Documentation.

(d) Notwithstanding anything to the contrary contained in this Section 2.07, a Post-Offer Reorganization as described in Section 2.07(a)(ii) and (a)(iii), if completed, shall result in all Minority Shareholders being offered or receiving in such Post-Offer Reorganization, for each Share then held, cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), as soon as reasonably practicable after the Acceptance Time, unless the Compulsory Acquisition is commenced by Buyer, in which case the amount received for each Share not tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall be determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam).

(e) Buyer and the Company will use their respective best efforts to (i) procure that the board of directors of Stichting Vereffening NXP will, as from the moment of incorporation, consist of one or more professional liquidator(s) (natural person(s) or a professional liquidator service provider) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement; provided, that Buyer shall use its reasonable best efforts to procure that one additional director (a natural person or a professional liquidator) will be appointed to such board of directors to direct and/or assist such professional liquidator for a period following the consummation of the Asset Sale not to exceed one (1) year.

Section 2.08 Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09 Withholding. Notwithstanding anything to the contrary in this Agreement, each of Buyer, the Company or any of their Affiliates or agents (including any third party paying agent) shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer, the Company or any of their Affiliates or agents may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that such amounts are so withheld and timely paid to the appropriate Governmental Authority by Buyer, the Company or any of their Affiliates or agents, as the case may be, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in any Company SEC Document filed or furnished on or after January 1, 2015 and publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), or (b) set forth in writing in the applicable section, or in another section of the Company Letter to the extent that the relevance thereof would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, of the Company Letter, the Company represents and warrants to Buyer as follows:

Section 3.01 Corporate Existence and Power. The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Company Organizational Documents.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer, the Asset Sale and the Liquidation and the Second Step Distribution, are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Subsidiaries and no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the approvals to be sought at the EGM as described in Section 2.04(a), no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. Assuming due authorization, execution and delivery hereof by Buyer, this Agreement constitutes a valid and binding agreement of the Company, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held the Company Board unanimously (i) determined that this Agreement and the Signing Transactions are in the best interests of the Company, its business and its shareholders, employees and other relevant stakeholders, (ii) approved and adopted this Agreement (including the execution, delivery and performance thereof) and approved the Signing Transactions and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.03(d), to support the Offer and the other Signing Transactions and to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the matters set forth in Section 2.04(a) (such recommendation, the “Company Recommendation”) and such recommendation is not required to be conditioned on works council consultation or approval.

Section 3.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and any Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with the rules and regulations of the NASDAQ and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Non-contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (other than the Internal Reorganization) do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of (x) any rights that the counterparty would not otherwise have or (y) any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Material Contract, (iii) result in the revocation, invalidation or termination of any Company Permit, or (iv) assuming compliance with the matters referred to in Section 3.03, violate or conflict with (A) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or its Subsidiaries, or any of their respective properties or assets may be bound or (B) any rule or regulation of NASDAQ applicable to the Company other than, in the case of clauses (ii) through (iv), any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, solely with respect to Section 3.04(a)(ii), a material adverse effect on Buyer or its Affiliates (with materiality for this purpose measured against the value of the Company and its Subsidiaries, taken as a whole).

(b) The undertaking and performance by the Company of the Internal Reorganization does not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.03, cause or result in any default under or material breach of (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of (x) any rights that the counterparty would not otherwise have or (y) any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Material Contract, (iii) result in the revocation, invalidation or termination of any material Company Permit, or (iv) assuming compliance with the matters referred to in Section 3.03, materially violate or conflict with (A) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or its Subsidiaries, or any of their respective properties or assets may be bound or (B) any rule or regulation of NASDAQ applicable to the Company other than in the case of clauses (ii) through (iv), any matters that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or, solely with respect to Section 3.04(b)(ii), a material adverse effect on Buyer or its Affiliates (with materiality for this purpose measured against the value of the Company and its Subsidiaries, taken as a whole).

Section 3.05 Capitalization.

(a) The authorized share capital of the Company consists of (i) 430,503,000 Shares and (ii) 645,754,500 cumulative preference shares, par value €0.20 per share (“Preference Shares”). As of the close of business on October 24, 2016, (A) 346,002,862 Shares were issued and outstanding, (B) 11,863,189 Shares were held in treasury by the Company, (C) 10,238,379 Shares were subject to issuance pursuant to outstanding Company Options, (D) 5,352,795 Shares were subject to issuance pursuant to outstanding Company RSUs, (E) 927,934 Shares were subject to issuance pursuant to outstanding Company PSUs (assuming achievement of performance metrics at the maximum level), (F) 11,985,145 Shares were reserved for future issuance pursuant to the Company ESPP and (G) no Preference Shares were issued and outstanding. Since such date through the date of this Agreement, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, the Company.

(b) All issued and outstanding Shares and all Shares that are subject to issuance, upon issuance prior to the Closing in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of all material Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the 1933 Act and other applicable securities Laws.

(c) Except as set forth in Section 3.05(a), as of the date of this Agreement, there are no issued (i) shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company, or other obligation of the Company to issue, any shares in the share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable for shares in the share capital or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities, phantom stock rights or other rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or voting securities of or ownership interests in the Company, in each case issued by the Company or its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Company Securities, or give any Person a right to subscribe for or acquire any Company Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Securities. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company.

(d) No later than thirty (30) Business Days following the date of this Agreement, the Company shall provide to Buyer a true, complete and correct list of each outstanding Company Equity Award as of a date within five (5) Business Days of the date such list is provided, including (i) the number of Shares underlying each Company Equity Award, (ii) the date on which the Company Equity Award was granted, (iii) the Company Equity Plan under which the Company Equity Award was granted, (iv) the number of Shares underlying each Company Equity Award that are vested and unvested as of such date (and any acceleration of vesting which may result from the consummation of the Transactions, either alone or in combination with another event), (v) the exercise price of each Company Equity Award, if applicable, and (vi) the expiration date of each Company Equity Award, if applicable. Such list shall be correct and complete in all material respects. The Company has made available to Buyer true, complete and correct lists, as of October 21, 2016, setting forth (x) each outstanding Company Equity Award held by the top thirty (30) most senior current Company Service Providers (the “Senior Service Providers”), which list includes with respect to each such Senior Service Provider the information described in clauses (i) through (vi) of this Section 3.05(d) and (y) the total number of Company Options, Company RSUs and Company PSUs held by all individuals other than the Senior Service Providers on an aggregated basis. As of the date set forth therein, the information set forth in Folders 6.6.1.11 and 6.6.1.18 in the Company’s virtual dataroom is accurate.

(e) None of the Company Securities are owned by any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person, or has any obligation or has made any agreement to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f) All dividends and distributions (including dividend equivalents) on any Company Securities that have been declared or authorized for payment prior to the date of this Agreement have been paid in full.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding shares in the share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. Except for securities owned by the Company or one of its Subsidiaries, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares in the share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Subsidiary Securities, or give any Person a right to subscribe for or acquire any Company Subsidiary Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

Section 3.07 SEC Filings.

(a) Each of the Company and Little River has timely filed or furnished, as applicable, with the SEC all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date of this Agreement by it with the SEC since January 1, 2014 (collectively, the “Company SEC Documents”).

(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Documents (i) complied at the time it was filed as to form in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, applicable to such Company SEC Documents and in effect at the time of such filing and (ii) was prepared in all material respects in accordance with the applicable requirements of the 1933 Act, the 1934 Act and other applicable Law, each as in effect on the date so filed.

(c) As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review. There has been no material correspondence between the SEC, on the one hand, and the Company or Freescale Semiconductor, Ltd., on the other hand, since January 1, 2014 that is not set forth in the Company SEC Documents or included on the SEC’s EDGAR website.

(e) No Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.08 Financial Statements.

(a) Since January 1, 2014, the consolidated financial statements of each of the Company and Little River (including any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i) as of their respective filing dates with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes, none of which either individually or in the aggregate are material) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, or Little River and its consolidated Subsidiaries, as applicable, as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for the periods indicated.

(b) Since January 1, 2014, there has been no change in the Company’s accounting methods or principles that is material and would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. From January 1, 2014 through the consummation of the Little River Acquisition, there were no changes in Little River’s accounting methods or principles that were material and would be required to be disclosed in Little River’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Since January 1, 2014, neither the Company nor any Third Party auditors of the Company has received any material written complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2014. To the knowledge of the Company, from January 1, 2014 through the consummation of the Little River Acquisition, neither Little River nor any Representative of Little River received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Little River or any of its Subsidiaries or their respective internal accounting controls.

(d) The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

Section 3.09 Internal Controls.

(a) The Company has implemented, and at all times since January 1, 2014, has maintained, and from January 1, 2014 through the consummation of the Little River Acquisition, Little River maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company or Little River, as applicable, on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company or Little River, as applicable and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, or Little River and its Subsidiaries, as applicable, that would have or reasonably be expected to have a material effect on the Company’s financial statements or Little River’s financial statements, as applicable.

(b) The Company has, and, to the knowledge of the Company, from January 1, 2014 through the consummation of the Little River Acquisition, Little River, (i) implemented and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) designed to ensure that material information relating to the Company including its consolidated Subsidiaries, or Little River including its consolidated Subsidiaries, as applicable, is or was, as applicable, made known on a timely basis to the individuals responsible for the preparation of the Company’s or Little River’s, as applicable, filings with the SEC and other public disclosure documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement or, in the case of Little River, prior to the consummation of the Little River Acquisition, to the Company’s or Little River’s, as applicable, outside auditors and the audit committee of the Company Board or the audit committee of the board of directors of Little River, as applicable, (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way the Company’s or Little River’s, as applicable, ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or Little River’s, as applicable, “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c) The Company has made available to Buyer true and complete copies of any such disclosure contemplated by clauses (A) and (B) in Section 3.09(b) made by (i) management to the Company’s independent auditors and to the audit committee of the Company Board and (ii) Little River’s independent auditors to the audit committee of the board of directors of Little River.

(d) At all times since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance requirements of NASDAQ.

Section 3.10 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and other applicable Law governing the preparation, distribution or dissemination of such documents.

(b) The information with respect to the Company or any of its Subsidiaries that the Company supplies to Buyer for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Buyer or any of its Representatives specifically for use or incorporation by reference therein.

Section 3.11 Absence of Certain Changes.

(a) From December 31, 2015 until the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2015 until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects.

Section 3.12 No Undisclosed Liabilities.

(a) As of December 31, 2015, there were no, and since such date there have not been any, liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability” and, collectively, “Liabilities”), of the Company or any of its Subsidiaries that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, other than:

(i) Liabilities disclosed or provided for on the Company Balance Sheet or the notes thereto set forth in the Company SEC Documents;

(ii) Liabilities incurred since December 31, 2015 in the ordinary course of business;

(iii) Liabilities incurred in connection with the Transactions or as permitted or contemplated by this Agreement;

(iv) Liabilities and obligations solely between the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(v) Liabilities which have been discharged or paid in full prior to the date of this Agreement;

(vi) other Liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(vii) other Liabilities that are expressly the subject of any other representation or warranty contained in this Article 3.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries, taken as a whole, in its published financial statements or other Company SEC Documents.

Section 3.13 Compliance with Laws; Regulatory Matters.

(a) Other than for non-compliance or violations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are and, at all times since January 1, 2014, have been, in compliance with all applicable Laws. To the knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened. To the knowledge of the Company, since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written or oral notice or communication that the Company or any of its Subsidiaries are in violation of any applicable Law, except for such violations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) (i) The Company and each of its Subsidiaries hold all authorizations, licenses, permits, certificates, filings, consents, variances, exemptions, waivers, approvals, Orders, registrations and clearances of any Governmental Authority (the “Company Permits”), necessary for the Company and each Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance with the terms of the Company Permits in all respects, and all of the Company Permits are valid and in full force and effect, and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any violation or failure to comply with any Company Permit and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the knowledge of the Company, pending or threatened, except, in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not be material, since January 1, 2014, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has, nor have any of their Representatives, violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor have any of their Representatives, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any Government Official or to any Person under circumstances where the Company, any Subsidiary of the Company or the Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (A) for the purpose of (1) influencing any act or decision of a Government Official in their official capacity, (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting the Company, any Subsidiary of the Company, or any Representative in obtaining or retaining business for or with, or directing business to, the Company, any Subsidiary of the Company, or any Representative or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(d) The Company and each of its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws. The Company and each of its Subsidiaries do not, and have not since January 1, 2014, carried on any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea in violation in any material respect of applicable Economic Sanctions/Trade Laws.

(e) Since January 1, 2014, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance in a material respect with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law. Since January 1, 2014, the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter material violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws, and Money Laundering Laws.

Section 3.14 Litigation. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no Action pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries or any property or assets of the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries and (c) there are no internal investigations or internal inquiries that, since January 1, 2014, have been conducted by or at the direction of the Company Board (or any committee thereof) and no Actions pending, or, to the knowledge of the Company, threatened in writing, in each case concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.15 Properties. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) With respect to the real property owned by the Company or any its Subsidiaries (the “Company Owned Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens.

(b) Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property”, and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.15(b) of the Company Letter sets forth a true, complete and correct list of all material Company Leased Property as of the date of this Agreement. A true and complete copy of each Company Real Property Lease as of the date of this Agreement related to each material Company Leased Property as set forth in Section 3.15(b) of the Company Letter has been made available to Buyer or publicly filed with the SEC prior to the date of this Agreement. Each Company Real Property Lease is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is party thereto, and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms in all respects, subject to the Enforceability Exceptions, and each Company Real Property Lease is in full force and effect. Neither the Company nor its applicable Subsidiary nor, to the knowledge of the Company, any other party thereto, is in breach or default under any Company Real Property Lease. To the knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease.

(c) Neither the Company nor any of its Subsidiaries has, since January 1, 2014, received notice of the existence of any outstanding Order or of any pending Action, and, to the knowledge of the Company, there is no such Order or Action threatened, relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property.

Section 3.16 Intellectual Property.

(a) The Company has provided to Buyer true and complete (in all material respects) records of all Company Registered IP as of the date of this Agreement.

(b) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries, as applicable, (i) own, or are licensed to use, all Company Intellectual Property Rights as used in or necessary for their business as currently conducted (except as contemplated in connection with the Internal Reorganization), including the commercialization of all Company Products, (ii) own all right, title and interest in the Owned Company IP, including the Company Registered IP, free and clear of all Liens (other than Permitted Liens) and without any joint or co-ownership rights of any third Person, and (iii) have the sole and exclusive right to (x) grant licenses to third Persons under the Company Registered IP and (y) bring a claim or suit against any other Person for past, present or future infringement of Owned Company IP.

(c) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries, including the making, using, offering for sale, selling, distributing and/or importing of any Company Product, does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person; (ii) as of the date of this Agreement, there is no Action currently pending against the Company or any of its Subsidiaries challenging the scope, validity or enforceability of any material Company Registered IP (other than non-final office actions and similar correspondence involving the United States Patent and Trademark Office or any equivalent foreign Governmental Authority); (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any material written complaint, claim, demand or notice that is pending or unresolved alleging any infringement, misappropriation or other violation of any Intellectual Property Rights (including in the form of written demands to obtain a license).

(d) As of the date of this Agreement, except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, there is no unauthorized use or disclosure, infringement or misappropriation or other violation of any Company Intellectual Property Rights by any third Person. Neither the Company nor any of its Subsidiaries has brought since January 1, 2014, or is currently a party to, any Action alleging a material infringement or misappropriation or other material violation of the Company Intellectual Property Rights.

(e) Section 3.16(e) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of the following Contracts: (i) each material Contract pursuant to which any Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, covenant (including covenant-not-to-sue, covenant-to-sue-last or otherwise), release, immunity or other right with respect to any material Intellectual Property Rights (other than off-the-shelf licenses for generally commercially available software made available on non-discriminatory terms, licenses for internal use, Open License Terms, licenses relating to IT systems, tools licenses and other non-exclusive licenses in the ordinary course procured to facilitate the development, testing or manufacturing of Company Products), and (ii) each Contract pursuant to which the Company or any of its Subsidiaries has granted or agreed to grant any license, covenant (including covenant-not-to-sue, covenant-to-sue-last or otherwise), release, immunity, assignment, or any other right (whether or not currently exercisable) with respect to any material Intellectual Property Rights (other than non-exclusive licenses of Company Intellectual Property Rights granted in the ordinary course of business in connection with the sale, development, testing or manufacturing of Company Products); and (iii) each material Contract between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, under which the Company or any of its Subsidiaries both (A) grant a license under any Patent and (B) receive from their counterparty a license under any Patent owned by (or licensed to) such counterparty.

(f) There are no Contracts to which the Company or any of its Subsidiaries is a party or which are binding on the Company or any of its Subsidiaries that directly or indirectly obligate (i) an Affiliate (including any future Affiliates) of the Company that is not a Subsidiary of the Company or (ii) the Company or any of its Subsidiaries to cause or require an Affiliate (including any future Affiliates) of the Company that is not a Subsidiary of the Company, in any such case, to (A) grant to any other Person (including the counterparty to such Contract and/or its Affiliates) any right to or with respect to any Intellectual Property Right or (B) be bound by, or subject to, any covenant (including any covenant not to sue or assert rights) with respect to any Intellectual Property Rights.

(g) No rights under any material Owned Company IP are obligated to be (x) waived against, or (y) licensed or provided to any Person as a result of the use of Public Software by the Company or any of its Subsidiaries.

(h) The Company takes commercially reasonable measures to maintain and protect each material item of Owned Intellectual Property and to protect the confidentiality of its Trade Secrets and other material proprietary information that the Company or any of its Subsidiaries intend to maintain as Trade Secrets or confidential information. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any material Company-owned Source Code, except for disclosures to employees, customers, independent contractors or consultants under binding written agreements that reasonably restrict the use or disclosure of such Source Code. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any such material Company-owned Source Code.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any material commitments or material agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other Person any license or other right to any material Owned Company IP.

(j) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied with all (i) applicable Laws, (ii) contractual obligations and (iii) its respective privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Data collected by or on behalf of the Company or any of its Subsidiaries, and has taken commercially reasonable measures to protect such Personal Data, and has not received a complaint from any Governmental Authority regarding its collection, use or disclosure of Personal Data that is pending or unresolved.

(k) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has maintained the IT Assets employing commercially reasonable practices, and there has been no data security breach of any IT Assets or unauthorized access, use or disclosure of any Personal Data or Trade Secret owned, used, maintained, received, or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personal Data that would constitute a breach for which notification to individuals or Governmental Authorities is required under any applicable Laws. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Products contain any contaminants, viruses or other routines or components designed or intended to permit access by any third Person (including any Governmental Authority) or to disrupt, harm, impede the operation of, disable or erase software, hardware or data.

(l) Except as contemplated in connection with the Internal Reorganization, immediately following the Acceptance Time, the Company and its Subsidiaries will own or have the right to use all material Company Intellectual Property Rights and IT Assets that enable Buyer to conduct the business of the Company and its Subsidiaries substantially in the same manner as conducted by the Company and its Subsidiaries in the ordinary course as of the date of this Agreement.

Section 3.17 Taxes. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all respects and (ii) paid or accrued (in accordance with GAAP) all Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) To the knowledge of the Company, there are no U.S. federal, state, local or non-U.S. audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such audit or examination. No claim for unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Authority, other than any claim that has been resolved.

(c) The Company and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other Third Parties and, to the extent required, such Taxes have been paid to the relevant Governmental Authority.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes or (iv) are Tax allocation, indemnity or warranty provisions contained in commercial contracts the principal subject matter of which is not Taxes.

(f) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except for Permitted Liens.

(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries (i) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or as a transferee or successor.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 3.18 Employee Benefit Plans.

(a) No later than thirty (30) Business Days following the date of this Agreement, the Company will provide Buyer with a true, complete and correct list identifying each material Company Plan (the “Company Plan List”). Between December 31, 2015 and the date of this Agreement, there has been no material amendment, modification or waiver with respect to any Company Benefit Plan related to severance or retention.

(b) For each Company Plan listed on the Company Plan List, the Company will, no later than thirty (30) Business Days following the date of this Agreement, make available to Buyer true, complete and correct copies of, to the extent applicable, (i) such

Company Plan (or, if such Company Plan is not written, a written summary of its material terms) and all amendments thereto, (ii) all current summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report with any required schedules filed with the applicable Governmental Authority with respect to such Company Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Plan, (v) the most recent determination or opinion letter, if any, issued by the applicable Governmental Authority with respect to such Company Plan and any pending request for such a determination or opinion letter, (vi) all material filings made with any Governmental Authority within the past three (3) years, including any filings under a government-sponsored amnesty, voluntary compliance or similar program), other than routine filings, (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any Company Plan, other than routine correspondence, and (viii) all material administrative service agreements, group annuity contracts, and group insurance contracts currently in effect with respect to each such Company Plan.

(c) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been maintained in compliance with its terms and all applicable Law, (ii) with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries (or, to the knowledge of the Company, any Company Plan fiduciary that is a Company Service Provider) is reasonably likely to be subject to any Liability (other than for routine claims for benefits) under the terms of, or with respect to, such Company Plans or applicable Law, (iii) all contributions or other amounts payable by the Company or any of its Subsidiaries pursuant to each Company Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP, (iv) each Company Plan, (A) if intended to qualify for special Tax treatment as of the date of this Agreement (including Section 401(a) of the Code), meets the requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to affect adversely the qualified status of any such Company Plan and (B) if required to be funded, book-reserved or secured by an insurance policy, is, as of the date of this Agreement, fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(d) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company, any Company Plan nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has, with respect to any Company Plan, engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code, and (ii) neither the Company nor any of its Subsidiaries has engaged in a transaction that would reasonably be expected to result in a civil penalty under Sections 409 or 502(i) of ERISA.

(e) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Plan is

or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any Liability (including any contingent Liability) under a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) otherwise give rise to any Liability under any Company Plan, (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Acceptance Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Tax or (vii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(g) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Plan before any Governmental Authority.

(h) Neither the Company nor any Subsidiary of the Company is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up or indemnify any person for excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder.

(i) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan which is maintained primarily for the benefit of employees working outside of the United States (A) is in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States and (B) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, to the knowledge of the Company, based upon reasonable actuarial assumptions and (ii) as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Company Plan which is maintained primarily for the benefit of employees working outside of the United States.

Section 3.19 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or subject to, has voluntarily applied to enter into, or is currently negotiating in connection with entering into, any collective bargaining agreement, social plan or other agreement with any labor union, labor organization or works council, and no such contract is presently being negotiated other than industry-wide or national agreements. Neither the Company nor any Subsidiary of the Company has established any works council or other employee representative body, and no employees of the Company or any of its Subsidiaries are represented by any labor union or other labor organization. To the knowledge of the Company, there are no current nor have there been at any time during the last three (3) years any campaign or other union organizing activity to authorize representation by any labor union or labor organization with respect to any Company Service Provider, and neither the Company nor any Subsidiary of the Company is or has been in default of any requirement to establish any works council or other employee representative body. There are no current and there have not been any labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute affecting the Company or any of its Subsidiaries during the last three (3) years, and to the knowledge of the Company, no such labor strike, slowdown, work stoppage, lockout or any similar activity or dispute is threatened.

(b) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and during the last three (3) years, has been, in compliance with all applicable Laws relating to employment and employment practices (including equal employment opportunity Laws), terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, worker classification, exempt and non-exempt status, affirmative action, employee and data privacy, and wages and hours (“Employment Practices”).

(c) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no Actions pending or scheduled by any Governmental Authority or, to the knowledge of the Company, threatened, pertaining to the Employment Practices of the Company or any of its Subsidiaries, (ii) no complaints relating to Employment Practices of the Company or any of its Subsidiaries have been filed with any Governmental Authority or submitted in writing to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such complaints are threatened and (iii) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority.

(d) To the knowledge of the Company, as of the date of this Agreement, no Company Service Provider at or above the Grade 9 level has advised the Company or any of its Subsidiaries in writing of his or her intention to terminate his or her relationship or status as a Company Service Provider for any reason, including because of the consummation of the Transactions, and the Company and its Subsidiaries have no plans or intentions as of the date of this Agreement to terminate any such Company Service Provider.

(e) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., or any similar state or local Law (collectively, “WARN”) that remains unsatisfied and (ii) there has been no “mass layoff” or “plant closing,” as defined by WARN, with respect to the Company or any of its Subsidiaries within the six months prior to the date of this Agreement.

Section 3.20 Environmental Matters.

(a) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are and, since January 1, 2014 have been, in compliance with applicable Environmental Laws and have obtained and complied with Company Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries, and the Company Owned Real Property or Company Leased Real Property.

(ii) Neither the Company nor any of its Subsidiaries has received any written notice, complaint, information request or notice of potential responsibility or other written communication regarding any actual or alleged noncompliance with Environmental Law or any material Environmental Liability.

(iii) None of the Company, its Subsidiaries, the Company Owned Real Property or Company Leased Real Property is a party to or the subject of any Order, investigation, Action, or, to the knowledge of the Company, threatened Action, arising under or relating to noncompliance with any Environmental Law or any Environmental Liability.

(iv) Neither the Company nor any of its Subsidiaries has entered into a Contract or Order assuming or retaining or otherwise relating to any Environmental Liability.

(v) To the knowledge of the Company, no Hazardous Substances have been Released, generated, treated, stored, or disposed or transported of, by or on behalf of the Company or its Subsidiaries at any location, and no Hazardous Substances are present at the Owned Real Property or Leased Real Property, except in each case in material compliance with Environmental Laws and as would not reasonably be expected to give rise to Environmental Liability.

(b) The Company has provided to Buyer all material Phase 1 environmental site assessments and descriptions of material Environmental Liabilities in the possession or control of the Company or its Subsidiaries.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Company Letter contains a true, complete and correct list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, other than Company Plans listed on Section 3.18(a) of the Company Letter (collectively, the “Material Contracts”):

(i) (A) each Contract that limits the freedom of the Company, any of its Subsidiaries or any of its Affiliates to compete or engage in any line of business or geographic region or with any Person, sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, its Subsidiaries or Affiliates, taken as a whole, from the development, marketing or distribution of products and services, in each case, in any geographic area or (B) Contracts of the type described in clause (A) above, solely to the extent such Contracts limit the rights of Buyer and its Affiliates (other than the Company and its Subsidiaries) after the Acceptance Time;

(ii) each partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract entered into since January 1, 2014: (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction), or (B) pursuant to which the Company or any of its Subsidiaries will acquire or is obligated to acquire any interest or make an investment (other than the Company or any of its Subsidiaries), in each case, other than such Contracts that are immaterial to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract with respect to the acquisition or disposition of any Person (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (other than in the ordinary course in connection with the development, sale or licensing of Company Products), or (B) any “earn-out” or similar contingent payment obligations, in each case, (x) other than any such obligations that are immaterial to the Company and its Subsidiaries, taken as a whole, or (y) other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course;

(v) any and all Contracts required to be listed on (x) Section 3.16(e) or (y) Section 3.16(f) of the Company Letter;

(vi) (A) each Contract that grants any right of first refusal or right of first offer in favor of a Third Party or that materially limits the ability of the Company, any of its Subsidiaries or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets or (B) Contracts of the type described in clause (A) above, solely to the extent such Contracts limit the rights of Buyer and its Affiliates (other than the Company and its Subsidiaries) after the Acceptance Time;

(vii) (A) each supply Contract that contains any exclusivity rights (other than customization work for customers relating to Company Products) or “most favored nations” provisions or minimum use, supply or display requirements that is binding on the Company or its Affiliates or (B) Contracts of the type described in clause (A) above, solely to the extent such Contracts limit the rights of Buyer and its Affiliates (other than the Company and its Subsidiaries) after the Acceptance Time;

(viii) other than instruments providing for indebtedness that would not, in the aggregate, exceed $50,000,000, each Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases but excluding agreements between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary of the Company), (B) materially restricts the Company’s and its Subsidiaries’ (taken as a whole) ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or (D) is an interest rate derivative, currency derivative, forward purchasing, swap or other hedging contract;

(ix) each collective bargaining agreement and each Contract with any labor union, works council or similar organization;

(x) each Contract that provides for a settlement or conciliation (A) with any Governmental Authority that materially (x) restricts or imposes material obligations upon the Company or its Subsidiaries (taken as a whole) or (y) materially disrupts the business of the Company and its Subsidiaries (taken as a whole) as currently conducted, or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than $10,000,000 after the date of this Agreement; and

(xi) each Contract not otherwise described in any other subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) A true, correct and complete copy of each Material Contract in effect as of the date of this Agreement has been made available to Buyer or publicly filed with the SEC prior to the date of this Agreement. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries, on the one hand, and, to the knowledge of the Company, of the other party or parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and each Material Contract is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Material Contract to date and, to the knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract to date, (iii) none of the Company or any of its Subsidiaries has received written notice of any, and, to the knowledge of the Company, none of the Company or any of its Subsidiaries is in, default or material breach under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a default or material breach under) any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice from any other party to any such Material Contract that such party intends to terminate, or not renew, any such Material Contract.

Section 3.22 Finders’ Fees. Except for Qatalyst Partners LP (the “Company Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. The Company has prior to the date of this Agreement made available to Buyer a true, correct and complete copy of the Company’s engagement letter relating to the Transactions with the Company Financial Advisor.

Section 3.23 Opinion of Company Financial Advisor. The Company Financial Advisor has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, based upon and subject to the various limitations, assumptions, qualifications, factors and matters set forth therein, (a) the Offer Consideration to be paid to the holders of Shares (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) the Asset Sale Consideration (as defined in such opinion) to be paid to the Company in the Asset Sale pursuant to and in accordance with the Transaction Documentation (as defined in such opinion) is fair from a financial point of view to the Company. The Company will deliver to Buyer for informational purposes a signed copy of the written opinion promptly following the date of this Agreement.

Section 3.24 Insurance. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder, (b) all premiums due and payable under all such policies and bonds have been paid in accordance with the terms of such policies and bonds, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds, (c) the Company and each of its Subsidiaries maintains mandatory insurance policies as required by applicable Law and (d) there is no claim pending under any insurance policies of the Company and its Subsidiaries as to which coverage has been denied by the underwriters of such policies.

Section 3.25 Anti-Takeover Measures. No anti-takeover measure (such as the issuance of Preference Shares or any other measure which would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions.

Section 3.26 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to shareholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the 1934 Act.

Section 3.27 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Buyer to the Company, and Buyer hereby disclaims any such representation or warranty, whether by or on behalf of Buyer, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Buyer or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company that:

Section 4.01 Corporate Existence and Power. Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. All of the outstanding shares of capital stock of Buyer have been validly issued and are fully paid and are owned by, and at the Acceptance Time will be owned by, QUALCOMM Global Trading Pte. Ltd., free and clear of all Liens.

Section 4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions, including the Offer and the Asset Sale, are within Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Buyer and Parent and no other corporate proceedings on the part of either Buyer or any of Buyer’s Affiliates are necessary. Assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of Buyer, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and the Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws and (c) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Buyer or any of its Affiliates under, or require any consent, waiver or approval of any Person, (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law or Order applicable to Buyer or any of its Affiliates or by which Buyer or its Affiliates, or any of their respective properties or assets may be bound, with only such exceptions, in the case of each of clauses (b) through (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.05 Disclosure Documents.

(a) The information with respect to Buyer and any of its Affiliates that Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Buyer by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.06 Sufficient Funds and Financing. Buyer has available, directly or by binding contractual rights, and, as of the Closing, Buyer will have available, sufficient funds to enable it to consummate the Offer and the other Transactions pursuant to the terms of this Agreement and pay any amounts required to consummate the Transactions. Buyer has delivered to the Company true, complete and correct copies of an executed commitment letter in effect as of the date of this Agreement (the “Debt Commitment Letter”) from the lenders (including any lenders, lead arrangers, bookrunners, syndication agents or similar entities who become party thereto by joinder or otherwise, the “Lenders”), to provide Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. The Debt Commitment Letter has not been amended or modified in any manner as of the date hereof. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and as of the date hereof, no such termination, reduction, withdrawal or rescission is contemplated. As of the date of this Agreement, the Debt Commitment Letter is (a) in full force and effect and (b) the valid, binding and enforceable obligation of Buyer and the other parties thereto, subject to Enforceability Exceptions.

Section 4.07 Ownership of Shares; Investment. As of the date of this Agreement, neither Buyer nor any of its Affiliates beneficially owns any Shares. Except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which Buyer or any Person controlling or controlled by Buyer is a party, with respect to the voting of the Shares.

Section 4.08 Letter Agreement.

(a) The Letter Agreement is (i) a legal, valid and binding obligation of each of Buyer and Parent, (ii) enforceable in accordance with its terms against Buyer and Parent and (iii) in full force and effect.

(b) The execution, delivery and performance of the Letter Agreement by each of Buyer and Parent is within their respective corporate powers and has been duly and validly authorized by all necessary action on the part of each of Buyer and Parent.

(c) Buyer has provided to the Company a true, complete and correct copy of the Letter Agreement.

Section 4.09 Letter of Credit.

(a) Upon the Delivery Date, the Letter of Credit will remain in effect until the earlier of (x) the Closing and (y) the time at which the Buyer Obligations (as defined in the Letter Agreement) are no longer outstanding. In addition, the Letter of Credit, when so delivered, shall provide that, subject only to the terms and conditions expressly set forth in Section 6.04, the Company has the right to directly draw funds thereon. Except as expressly set forth in Section 6.04, there will be no conditions precedent to the obligations of the L/C Bank to provide funds under the Letter of Credit or any contingencies that would reduce the total amount available to be drawn under the Letter of Credit.

(b) On the Delivery Date the Letter of Credit shall be a legal, valid and binding obligation of the L/C Bank, and shall be in full force and effect upon delivery.

Section 4.10 Litigation. As of the date of this Agreement, there is no Action pending against, or, to the knowledge of Buyer, threatened in writing against, Buyer or any of its Affiliates before (or, in the case of threatened Actions, would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.11 Absence of Certain Agreements. Neither Buyer nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer.

Section 4.12 No Other Representations and Warranties.

(a) Except for the representations and warranties set forth in Article 3, Buyer acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Buyer, or any of its Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Buyer also acknowledges and agrees that except for the representations and warranties set forth in Article 3 or in the case of fraud, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or its Representatives or Affiliates.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01 Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), except as (a) expressly required or expressly contemplated by this Agreement, (b) set forth on Section 5.01 of the Company Letter, (c) required by applicable Law or (d) consented to in writing by Buyer, in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available the services of its present officers and employees, (C) preserve its material relationships with manufacturers, suppliers, vendors, distributors, Governmental Authorities, customers, licensors, licensees and others with which it has material business relationships and (D) protect all material Company Intellectual Property Rights; provided, however, that no action expressly permitted to be taken by the Company or any of its Subsidiaries in clauses (a) through (u) of this Section 5.01 shall be deemed a breach of the preceding sentence unless such action would constitute a breach of such specific provision. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as (v) required in connection with the Internal Reorganization, (w) expressly required or expressly contemplated by this Agreement, (x) set forth on Section 5.01 of the Company Letter, (y) required by applicable Law or (z) consented to in advance by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(a) amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the Company Organizational Documents;

(b) (i) split, combine, subdivide, exchange or reclassify any shares in its share capital or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company

Subsidiary Securities, except as required by the terms of any Company Equity Plan, (iv) enter into any contract, agreement or understanding with respect to the voting or registration of its share capital or (v) other than offers and sales pursuant to Form S-8 that are otherwise permitted under this Agreement, register the offer or sale of any class of debt or equity securities pursuant to the Securities Act of 1933, as amended, or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the 1934 Act;

(c) (i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any Lien), deliver or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any Lien), delivery of or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any Shares upon the exercise of Company Options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement or granted after the date hereof in accordance with Section 5.01(k), in each case, in accordance with the terms of such Company Options, Company RSUs and Company PSUs as of the date of this Agreement or such later grant date or (ii) adjust or amend the rights of or any term of any Company Security (including Company Options) or any Company Subsidiary Security;

(d) (i) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other Person or business or any assets (other than ordinary course purchases from vendors) or properties of any other Person or (ii) make any investment in any other Person either by purchase of stock or securities, contributions to capital, or property transfers, except in each case for (A) acquisitions from wholly owned Subsidiaries of the Company, (B) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice, (C) inbound licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice and (D) acquisitions of any assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $25,000,000 in the aggregate (provided that the exception in this clause (D) shall not apply to acquisitions of Persons or businesses);

(e) sell, lease, license, transfer, divest, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens), to any Person (including any Subsidiary of the Company) in a single transaction or series of related transactions any of its (i) assets, securities, properties, interests or businesses, including the capital stock of Subsidiaries of the Company (other than Company Intellectual Property), except (x) in the ordinary course of business consistent with past practice, (y) disposition of immaterial equipment and immaterial property (other than Company Intellectual Property) no longer required in the operation of the business and (z) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $25,000,000 in the aggregate (provided that the exception in this clause (z) shall not apply to divestitures) or (ii) Company Intellectual Property (except (A) for non-exclusive grants (covenants-not-to-sue and licenses) in the ordinary course of business consistent with past practice, unless otherwise prohibited by Section 5.01(f), (B) the disposition of any immaterial Company Intellectual Property and (C) in the case of Company Registered IP, abandonment of applications for Company Registered IP in response to Actions before the United States Patent and Trademark Office or any equivalent foreign Governmental Authority);

(f) (i) amend, modify, terminate or waive (x) any Contract that, as a result of the Transactions, requires any consent, waiver or approval of any Person, or results in the triggering of (1) any rights that the counterparty would not otherwise have or (2) any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of such Contract (other than immaterial amendments, modifications, terminations and waivers), (y) any Contract of the type described in Section 3.16(f), Section 3.21(a)(i) or Section 3.21(a)(v), (other than immaterial amendments, modifications, terminations and waivers), or (z) any material Company Real Property Lease or (ii) enter into or become bound by any Contract that if entered into prior to the date of this Agreement would have been a Contract of the type described in the preceding clauses (x), (y) or (z);

(g) enter into or become bound by, or amend, modify, terminate or waive any Contract or other obligation relating to the acquisition, disposition or granting of any license with respect to Intellectual Property Rights, or otherwise encumber any Company Intellectual Property Rights (including by the granting of any covenants, including any covenant-not-to-sue or covenant-not-to-assert), other than non-exclusive grants in the ordinary course of business made in connection with the sale, development, testing or manufacture of Company Products;

(h) adopt, establish, terminate, amend or modify, in each case in any material respect, any policies or procedures, whether written or oral, with respect to the use or distribution by the Company or any of its Subsidiaries of any Public Software;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(j) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (A) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice and (B) revolving loans under the Company Revolving Facility in the ordinary course of business consistent with past practice;

(k) except as required by the terms of a Company Plan, (i) increase the compensation or benefits of any Company Service Provider other than in the ordinary course of business consistent with past practice for Company Service Providers below the Grade 9 level, (ii) grant any equity (or equity-based) award to any Company Service Provider, (iii) grant any rights to severance, termination pay, retention or change in control benefit or agreement under existing Company Plans to any current or future Company Service Provider, other than in the ordinary course of business consistent with past practice for Company Service Providers below the Grade 9 level, (iv) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any Company Service Provider, other than in the ordinary course of business consistent with past practice for Company Service Providers below the Grade 9 level, (v) establish, adopt, enter into or amend any Company Plan or any award granted thereunder, (vi) amend or waive any performance or vesting criteria or accelerate the vesting or lapsing of restrictions with respect to any compensation, benefits, equity-based compensation (including any Company Equity Award, except as otherwise required by the terms of such Company Equity Award), incentive compensation or the forgiveness of indebtedness of any loan, (vii) make any material changes to existing employment or other agreements with employees or enter into any new employment agreements, other than in the ordinary course of business consistent with past practice for employees below the Grade 9 level, (viii) hire or terminate the employment of any Company Service Provider (other than a termination for “cause”), other than in the ordinary course of business consistent with past practice for Company Service Providers below the Grade 9 level, (ix) create any retention-related pools of cash, shares or other payments, (x) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, except as otherwise required by such Company Plan, (xi) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than in the ordinary course of business consistent with past practice, (xii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan, except in accordance with GAAP or applicable Law or (xiii) waive or materially amend any restrictive covenant entered into by any Company Service Provider other than in the ordinary course of business consistent with past practice for Company Service Providers below the Grade 9 level;

(l) make or authorize any capital expenditures, except as consistent in all material respects with (x) the Company’s current capital expenditure plan set forth in Section 5.01(l) of the Company Letter, (y) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business by the Company and approved by the Company Board and (2) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and ten percent (110%) of those set forth in the capital expenditure plan referred to in clause (x);

(m) pay, discharge, settle or satisfy any claims or Liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (i) in excess of $5,000,000 individually and $25,000,000 in the aggregate, other than the payment, discharge, settlement or satisfaction of claims or Liabilities reflected or reserved against in the Company Balance Sheet (or the notes thereto) (for amounts not in excess of such reserves) or (ii) that constitute outstanding indebtedness for borrowed money other than either (x) at stated maturity, (y) in connection with any required amortization payments or mandatory prepayments (it being understood that any voluntary prepayments shall require Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed)), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or (z) in accordance with Section 5.01(m) of the Company Letter;

(n) pay, discharge, compromise, settle or satisfy any Action or Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise) against the Company or any of its Subsidiaries or any of their respective directors or officers, other than (i) in the ordinary course of business consistent with past practice and (ii) where the amount paid or to be paid by the Company and its Subsidiaries does not exceed $5,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $25,000,000 in the aggregate (in each case, net of insurance proceeds, indemnity, contribution or similar payments received by the Company or any of its Subsidiaries in respect thereof), in each of clauses (i) or (ii), only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(o) convene any general or special meeting of the shareholders of the Company other than an EGM pursuant to Section 2.04 (unless such a meeting is required by applicable Law);

(p) write up, write down or write off the book value of any assets, except (i) for depreciation and amortization in accordance with GAAP consistently applied, (ii) as otherwise required under GAAP (including to increase any reserves for contingent Liabilities) or (iii) in the ordinary course of business consistent with past practice in accordance with GAAP;

(q) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(r) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material amended Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;

(s) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of the Company or any of its Subsidiaries (other than wholly-owned Subsidiaries or as contemplated by Section 2.04, Section 2.05 or Section 2.06);

(t) form or commence the operation of any business or any partnership, joint venture or other similar business organization or enter into a new line of business that is material to the Company and its Subsidiaries, taken as a whole; or

(u) agree, resolve or commit to do any of the foregoing.

Section 5.02 Access to Information.

(a) During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, and the Company and its Subsidiaries will use their reasonable best efforts to cause its and their respective Representatives to afford Buyer and its Representatives reasonable access on reasonable advance notice and in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours to the officers, senior employees, Representatives, auditors, properties, offices and other facilities and the books and records of the Company and the Subsidiaries of the Company, and shall use reasonable best efforts to promptly furnish or cause to be furnished to Buyer copies (including in electronic form) of books, records and other financial, operating and other data and information as Buyer may reasonably request in writing; provided, however, that such access shall not permit Buyer and its Representatives to conduct any invasive environmental testing or sampling at any of the properties, offices and other facilities of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information (i) if providing such access or disclosing such information would cause significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated, (ii) if providing such access or disclosing such information would violate any applicable Law (including antitrust and privacy Laws) or binding agreement entered into prior to the date of this Agreement, or (iii) that, would, in the reasonable judgment of the Company on advice of outside counsel, result in the loss of attorney-client privilege with respect to such information or would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries; provided that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Buyer and the Company. The Company shall advise Buyer in such circumstances that it is unable to comply with Buyer’s reasonable requests for information pursuant to the immediately preceding sentence, and the Company shall reasonably describe the reasons why such information is being withheld. The Company shall be entitled to have Representatives present at all times during any inspection by Buyer pursuant to this Section 5.02(a). No notice, access, review or investigation pursuant to this Section 5.02 or information provided, made available or delivered to Buyer pursuant to this Section 5.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Buyer contained in this Agreement. No investigation after the date of this Agreement shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the confidentiality agreement dated as of July 4, 2016, by and between River BV and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Closing.

(c) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, rights to control the Company or any of its Subsidiaries before the Closing.

Section 5.03 No Solicitation; Adverse Recommendation Change.

(a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Acquisition Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall direct each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted to release or waive the standstill obligations solely to the extent necessary to permit the party referenced therein to submit an Alternative Acquisition Proposal to the Company Board on a confidential basis conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Buyer regarding any such Alternative Acquisition Proposal in accordance with the terms of this Section 5.03. The Company shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 5.03.

(b) Notwithstanding anything to the contrary contained in Section 5.03(a), in the event that the Company receives during the Pre-Closing Period, an unsolicited bona fide written Alternative Acquisition Proposal, the Company may take the following actions (but only if (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under the Laws of The Netherlands and (B) (i) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of this Section 5.03):

(i) furnish nonpublic information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Acquisition Proposal; provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”) and (B) prior to or contemporaneously with furnishing any such nonpublic information to such Person or group, it furnishes such nonpublic information to Buyer to the extent Buyer has not previously been provided with such information; and

(ii) engage in discussions or negotiations with such Person or group with respect to such Alternative Acquisition Proposal.

(c) In addition to the obligations of the Company set forth in Sections 5.03(a), (b), and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, the Company shall provide Buyer with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to Section 5.03(b). Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (i) the Company (or its outside legal counsel) shall keep Buyer (or its outside counsel) informed on a reasonably current basis regarding the status and terms (other than immaterial terms) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry at the request of Buyer and (ii) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Buyer (or its outside legal counsel) with unredacted copies of all written proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal.

(d) Except as provided in Section 5.03(e), neither the Company Board nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify, or publicly propose to withhold, withdraw, qualify, amend or modify, the Company Recommendation or fail to make, or include in the applicable Company Disclosure Documents, the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the other Transactions, or make any public statement inconsistent with the Company Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal, or (C) publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary set forth in Section 5.03(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change or validly terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i), or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company has not breached any of its obligations under this Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company);

(ii) the Company shall have (A) provided to Buyer four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new three (3) Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 8.01(d)(i) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, to the extent requested by Buyer, engaged in good faith negotiations with Buyer during such four (4) Business Day period to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(iii) the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Buyer, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, would be inconsistent with the directors’ fiduciary duties under the Laws of The Netherlands.

(f) Notwithstanding anything to the contrary set forth in Section 5.03(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i) the Company shall have (A) provided to Buyer four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, to the extent requested by Buyer, engaged in good faith negotiations with Buyer during such four (4) Business Day period to amend this Agreement in such a manner that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under the Laws of The Netherlands; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that in light of such Intervening Event and taking into account any revised terms proposed by Buyer, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under the Laws of The Netherlands.

(g) Unless this Agreement is otherwise terminated pursuant to Article 8, neither the Company nor the Company Board (or any committee thereof) shall take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation.

Section 5.04 Compensation Arrangements. Prior to the Closing, the Company will take all steps that may be required, necessary or advisable to cause each Company Plan or similar arrangement that has been or, after the date of this Agreement, will be entered into by the Company or any of its Subsidiaries with any of its directors, officers or employees pursuant to which consideration is payable to any director, officer or employee to be approved by the Compensation Committee as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the 1934 Act. At the time of the taking of such steps described in this Section 5.04, the Compensation Committee will be composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and the instructions thereto.

Section 5.05 Tax and Innovation Box. Prior to the Acceptance Time, the Company shall, and, to the extent relevant, shall cause its Subsidiaries to: (a) provide Buyer with a copy of any material correspondence, written information or other document received from a Taxing Authority (or, in the case of oral communications on material points, a written summary of such material points) that relates to the Dutch innovation box (innovatiebox) as referred to in article 12b of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969) (the “Innovation Box”), to any material Dutch Tax ruling or settlement agreement relating to Dutch Tax (the “Dutch Tax Rulings”) and to Tax loss carry forwards (verrekenbare verliezen) for Dutch corporate income tax (vennootschapsbelasting) purposes, as soon as reasonably practicable following receipt of such correspondence, written information, report or written summary of communication, (b) reasonably consider any such actions with respect to the Innovation Box and the Dutch Tax Rulings as Buyer may reasonably request, (c) arrange for monthly conference calls or meetings between the Head of Tax for the Company and Representatives of Buyer to discuss material developments in relation to the Innovation Box and the Dutch Tax Rulings, (d) provide Buyer an opportunity to review, consult and comment on any correspondence or other documents (and any amendments thereto) to be sent to a Taxing Authority to the extent they relate to the Innovation Box or the Dutch Tax Rulings before its intended submission to the Taxing Authority and to include in such correspondence (other than in any immaterial correspondence) or other documents all comments reasonably and timely proposed by Buyer and its counsel and (e) not initiate or enter into any discussions with the Taxing Authority relating to the Innovation Box or the Dutch Tax Rulings without providing the Senior Vice President, Tax or Vice President, Tax of Parent, or such other individuals as designated by Buyer, the right to participate in any such discussion (other than any immaterial discussions); provided that (i) the Parties shall seek to schedule a first meeting with the Dutch Taxing Authorities attended only by representatives of the Dutch Taxing Authorities, the Head of Tax of the Company and the Senior Vice President Tax and/or the Vice President Tax of Parent, (ii) if Buyer’s counsel participates in any subsequent discussions, meetings or conferences, the Senior Vice President, Tax or the Vice President, Tax of Parent or other executive of Parent reasonably agreed by the Parties shall attend as well and (iii) the Parties agree and acknowledge that, notwithstanding anything to the contrary in this Section 5.05, the terms and conditions set forth on Section 7.03 of the Company Letter shall govern the obligations of the Parties with respect to any Dutch Tax Rulings contemplated therein. Prior to making a Second Step Distribution, if any, Buyer and the Company agree that the Company will seek an advance Tax clearance on the amount of equity (gestort kapitaal) for Dutch dividend withholding Tax purposes pursuant to article 13 of the Dutch Dividend Withholding Tax (Wet op de dividendbelasting 1965). Subject to Section 5.01(r), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, file any Dutch Tax Returns or take positions in relation to Dutch Tax in other filings, in a manner and on a basis consistent with past practice, except as required by applicable Law.

Section 5.06 Delisting. Prior to the Acceptance Time, the Company shall cooperate with Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to cause the delisting of the Company and the Shares from the NASDAQ as promptly as practicable after the Closing and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.07 Rule 16b-3. Prior to the Acceptance Time, the Company, the Company Board and the Compensation Committee shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of Company Securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 5.08 Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is or becomes applicable to any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, the Company and the Company Board (and any applicable committees thereof) shall grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act within their power and authority to eliminate such Anti-Takeover Measures on such Transactions.

Section 5.09 Social and Economic Council Merger Regulation. Promptly after the date of this Agreement, the Company shall, also acting on behalf of Buyer, notify the Social and Economic Council and the Dutch trade unions of the Offer in accordance with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2015), if and to the extent applicable.

Section 5.10 Change of Financial Year of the Company’s Dutch Subsidiaries. The Company shall procure, effective upon the day immediately following the Closing Date, that each of its Dutch Subsidiaries which are included in its fiscal unity for Dutch corporate income tax purposes (fiscale eenheid) shall, align its financial year with the financial year of the Company reckoned by Buyer pursuant to Section 2.04(a)(vi).

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01 Director and Officer Liability.

(a) For six (6) years after the Closing, Buyer shall cause (and Buyer shall cause Parent to cause) the Company and its Subsidiaries to indemnify and hold harmless the present and former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing and in connection with the Asset Sale and the Second Step Distribution, to the fullest extent permitted by applicable Law or to the extent provided under the Company Organizational Documents. In the event that any Indemnified Person is made party to any Action arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Buyer and the Company shall advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Action, subject to the execution by such Indemnified Person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification, in each case except to the extent prohibited under applicable Law. For a period of six (6) years following the Closing, Buyer shall cause (and Buyer shall cause Parent to cause) the Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Closing between the Company or any of its Subsidiaries and any Indemnified Person (the “Indemnification Agreements”). In addition, for a period of six (6) years following the Closing, Buyer shall cause (and Buyer shall cause Parent to cause) the Company and its Subsidiaries to cause the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to exculpation of Liability of all Indemnified Persons, indemnification of all Indemnified Persons and advancement of fees, costs and expenses that are no less advantageous in the aggregate to the intended beneficiaries than the corresponding provisions contained in the Company Organizational Documents. To the maximum extent permitted by applicable Law, such indemnification and exculpation shall be mandatory rather than permissive.

(b) Buyer shall obtain, or cause to be obtained, as of the Closing, a “tail” insurance policy with a claims period of six (6) years after the Closing with respect to directors’ and officers’ Liability insurance covering each Person currently covered by the Company’s directors’ and officers’ Liability insurance policy for acts or omissions occurring at or prior to the Closing on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided, however, that, in no event shall the total cost for such prepaid “tail” insurance policy exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if the total cost for such prepaid “tail” policy exceeds the Premium Cap, then Buyer may obtain a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap. If Buyer for any reason fails to obtain such “tail” insurance policy as of the Closing, Buyer shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the directors’ and officers’ Liability insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ Liability insurance carrier.

(c) If Buyer, the Company or any of their respective successors or assigns (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Buyer shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.01.

(d) Each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.01 with full rights of enforcement as if a party hereto. The rights of any Indemnified Person under this Section 6.01 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Company Organizational Documents, the Indemnification Agreements or applicable Law (whether at Law or in equity).

Section 6.02 Employee Matters.

(a) For a period commencing on the Closing Date and ending on the first anniversary of the Closing (or, such shorter period of employment, as the case may be), each employee of the Company or its Subsidiaries who remains employed by Buyer or any of its Affiliates (each, a “Continuing Employee”) shall receive from Buyer (or its applicable Affiliate) compensation (including, base salary and annual bonus opportunity) that is substantially comparable in the aggregate to what such Continuing Employee was entitled to immediately prior to the Closing Date and benefits that are substantially comparable in the aggregate to either those benefits that are generally made available as of the date of this Agreement by the Company to such employees or by Buyer to similarly situated employees of Buyer and its Affiliates, as determined by Buyer in its sole discretion. This Section 6.02(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining, works council, or similar agreement. Buyer will cause the Company and its Subsidiaries to honor the terms of any written collective bargaining or similar agreements to which the Company or its Subsidiaries is bound.

(b) Any Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date shall be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from the Company and its Affiliates under its applicable written severance plans and policies as in effect immediately prior to the Closing and that have been made available to Buyer in accordance with Section 3.18(b) of this Agreement.

(c) As of the Closing and solely with respect to Continuing Employees, should Buyer elect to transition a Continuing Employee from a Company Plan to a welfare plan of Buyer or one of its Affiliates, Buyer shall, and shall cause any applicable Affiliate to, and shall use reasonable best efforts to cause any of their applicable respective Third Party insurance providers to, use reasonable best efforts to waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing and to credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Buyer or any of its Affiliates. As of the Closing, Buyer shall, or shall cause any applicable Affiliate to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Buyer shall, and shall cause its applicable Affiliate to give Continuing Employees full credit for purposes of eligibility, vesting, participation in and solely for vacation plans, determination of level of benefits under any employee benefit and compensation plans or arrangements (other than with respect to defined benefit plans, retiree medical plans or frozen benefit plans) maintained by Buyer or an applicable Affiliate that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) As soon as reasonably practicable following the date of this Agreement, the Company shall take all actions including obtaining any necessary determinations or resolutions of the Company Board (or a committee thereof), if appropriate, amending the terms of the Company ESPP that may be necessary or required under the Company ESPP and applicable Laws to (A) prohibit participants in the Company ESPP from increasing their payroll deductions from those in effect on the date of this Agreement (or to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law), (B) if the Closing shall occur prior to the scheduled ending date of an offering period (any such period, the “Final Offering”), provide each individual participating in the Final Offering with notice of the transactions contemplated by this Agreement no later than ten (10) Business Days prior to the Closing Date, (C) cause the Final Offering to end no later than one (1) Business Day prior to the Closing Date, (D) make any pro rata adjustments that may be necessary to reflect the shortened Final Offering, but otherwise treat such shortened Final Offering as a fully effective and completed offering period for all purposes pursuant to the Company ESPP, (E) cause each Company ESPP participant’s accumulated contributions under the Company ESPP to be used to purchase Shares in accordance with the Company ESPP as of the end of the Final Offering, (F) provide that the applicable purchase price for Shares shall not be decreased below the levels set forth in the Company ESPP as of the date of this Agreement and (G) ensure that no further rights are granted or exercised under the Company ESPP after the Acceptance Time. Immediately prior to and effective as of the Closing (but subject to the consummation of the Transactions), the Company will terminate the Company ESPP.

(e) If requested by Buyer in writing within ten (10) Business Days prior to the Closing, effective as of, and contingent upon, the Closing, the Company shall adopt such resolutions and/or amendments to terminate each Company Plan listed on Section 6.02(e) of the Company Letter (each, a “Terminated Plan”). The Company shall provide Buyer with a copy of the resolutions and/or plan amendments (subject to reasonable advance review and comment by Buyer) evidencing that each Terminated Plan has been terminated.

(f) Each individual who is employed by the Company or any of its Affiliates as of immediately prior to the Closing and is a participant in a cash bonus program maintained by the Company or any of its Affiliates for the year in which the Closing occurs shall be eligible to receive a cash bonus based on the level of achievement of the applicable performance criteria as of the Closing as determined by the Compensation Committee prior to the Closing, pro-rated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid to the applicable employee on the same date on which the bonus would have been paid to the employee had the Closing not occurred (subject to the same employment or service requirements, and any acceleration of payments based on the terms of the applicable bonus program as in effect immediately prior to the Closing).

(g) Buyer hereby acknowledges and agrees that the consummation of the Transactions shall constitute a change in control or change of control (or words of similar import), as the case may be, for all purposes under each of the Company Plans for which such concept is relevant.

(h) Notwithstanding the generality of Section 9.10, the provisions of this Section 6.02 are solely for the benefit of the Parties, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 6.02. In no event shall the terms of this Agreement be deemed to confer upon any Company Service Provider any right to continued employment with Buyer or any of its Affiliates (including, following the Acceptance Time, the Company and its Subsidiaries) or to limit the ability of Buyer, or any of its Affiliates to terminate the employment of any employee at any time and for any reason. Nothing herein shall be deemed to establish, amend, modify or cause to be adopted any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates.

Section 6.03 Letter Agreement Matters. Buyer shall (a) take any and all actions (including enforcing its rights against Parent under the Letter Agreement) necessary to ensure that Parent performs, satisfies and discharges, and has the ability to perform, satisfy and discharge, each and every covenant, term, condition or other obligation (both monetary and non-monetary) to be performed or complied with by Parent under, and in accordance with the terms of, the Letter Agreement, (b) not agree, resolve or commit to amend, modify, terminate or waive (or permit Parent to so agree, resolve or commit to amend, modify, terminate or waive) any right or remedy under, the Letter Agreement and (c) not take, or agree, resolve or commit to take (or permit Parent to so take, agree, resolve or commit to take), any action that could in any way adversely impact any of Buyer’s rights (including Buyer’s ability to enforce its rights) under the Letter Agreement.

Section 6.04 Letter of Credit Matters. No later than thirty (30) days from the date of this Agreement (the “Delivery Date”), Buyer shall cause an Affiliate of Buyer to deliver to the Company (i) an irrevocable standby letter of credit from the financial institution named therein (the “L/C Bank”), for the amount of $$2,000,000,000 in favor of the Company, dated as of the date thereof (the “Letter of Credit”), pursuant to which the Company shall have the right, subject only to the Company’s ability to draw described below, to draw in amounts to fund the Buyer Termination Compensation or to satisfy any damages judgment, decision or award of a Governmental Authority pursuant to which Buyer is obligated to pay amounts to the Company pursuant to this Agreement. The Letter of Credit shall provide that the L/C Bank shall fund all funds under the Letter of Credit to the Company within five (5) Business Days after L/C Bank receives either (i) written confirmation from both Parent and the Company that they mutually agree that such funds are payable to the Company pursuant to this Agreement or (ii) from the Company with a copy of an order from a Chosen Court finding that such funds are due and payable to the Company pursuant to this Agreement. Except as set forth in the Letter of Credit, until the earlier of (x) the Closing and (y) such time as this Agreement is validly terminated in accordance with its terms, Buyer shall not, and shall not permit any of its Affiliates to, (a) agree, resolve or commit to amend, modify, terminate or waive any right or remedy under the Letter of Credit and (b) take, agree, resolve, commit to take, any action that could in any way adversely impact any of the Company’s rights (including the Company’s ability to enforce its rights) under the Letter of Credit. Buyer shall arrange that any and all commitment fees or other fees required to be paid pursuant to the terms of the Letter of Credit or any financing facility or reimbursement agreement under which the Letter of Credit will be issued on or before the Delivery Date, will be paid in full, and will pay in full any such amounts due on or before the Closing Date. On the Delivery Date, Buyer shall provide to the Company a true, complete and correct copy of the Letter of Credit.

ARTICLE 7

COVENANTS OF BUYER AND THE COMPANY

The Parties agree that:

Section 7.01 Regulatory Approvals; Efforts.

(a) During the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof. Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals, and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties will cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within twenty (20) Business Days of the date of this Agreement, (B) make all other required filings with respect to the EU Merger Regulations and the Other Required Antitrust Approvals promptly (and consistent with market practice) and (C) not extend any waiting period under the HSR Act, the EU Merger Regulation, or other applicable Antitrust Laws or enter into any agreement with the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed).

(b) The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Party in advance, any written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, however, each Party may limit disclosure of commercially sensitive portions of such materials to the outside counsel and consultants of the other Party.

(c) Without limiting the generality of the foregoing, each Party shall give the other Party prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental

Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party shall use its reasonable best efforts to (i) keep the other Party informed as to the status of any such request, inquiry, or Action, (ii) promptly inform the other Party of any communication (excluding non-material communications) to or from the United States Federal Trade Commission, United States Department of Justice, or any other Governmental Authority, in connection with any such request, inquiry, or Action (and, if in writing, furnish the other Party with a copy of such communication), (iii) give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any Governmental Authority in connection with any such request, inquiry or Action and (iv) consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with (including providing reasonable opportunity for the other Party to comment upon) any analysis, presentation, memorandum, brief or proposal to be made or submitted to any such Governmental Authority.

(d) The Company and Buyer shall, and Buyer shall cause Parent to, promptly furnish to each other all information required or requested to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. The Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or the Company, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and shall consider in good faith comments proposed by Buyer or the Company, as the case may be; provided, however, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information that is confidential or proprietary to the providing Party, such information may be provided solely to those individuals acting as outside antitrust counsel for the other Party; provided, further, that such counsel shall not disclose such information to such other Party and shall enter into a joint defense agreement in customary form with outside counsel for the providing Party, if requested.

(e) Notwithstanding anything in this Section 7.01 (except Section 7.01(c)) or elsewhere in this Agreement to the contrary, Buyer shall, subject to Section 7.01(c) and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to obtain regulatory clearance either before any Governmental Authority or in any Action brought to enjoin the Transactions pursuant to any Antitrust Laws; provided that, (x) Buyer shall provide the Company with reasonable prior notice of commitments or material actions that Buyer proposes to undertake with any Governmental Authority in connection with such efforts and (y) Buyer shall consult with the Company and consider the Company’s views with respect to such matters in good faith.

(f) Buyer shall give the Company reasonable advance notice of and the opportunity to participate in all meetings with any Governmental Authority in connection with the matters addressed in this Section 7.01, unless prohibited by the relevant Governmental Authority; provided that, to the extent the Company is unable to attend any such meeting after being provided reasonable advance notice, Buyer shall not be required to cancel or reschedule such meeting. Buyer shall use a good faith efforts to give the Company reasonable advance notice and the opportunity to participate in teleconferences (other than non-material teleconferences), with any Governmental Authority in connection with the matters addressed in this Section 7.01, unless prohibited by the relevant Governmental Authority; provided that, in the event the Company is unable to participate in such teleconference, Buyer shall provide the Company a reasonably detailed update promptly following such call.

(g) In the event that any Action is commenced challenging the Transactions as violating any Antitrust Law, each Party shall cooperate with each other Party and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided, however, that the obligations in this Section 7.01(g) shall expire as of the End Date.

(h) Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to promptly take all actions necessary to (x) secure the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or EU Merger Regulations and the Other Required Antitrust Approvals and (y) resolve any objections asserted with respect to the Transactions under applicable Law raised by any Governmental Authority, in each case, to the extent necessary in order to prevent the entry of any Legal Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, including (i) proffering to, or agreeing to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and any of its Subsidiaries (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein), (ii) agreeing to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Buyer’s or any of its Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company, or (iii) agreeing to other structural, behavioral or conduct relief with respect to the behavior of the Company and any of its Subsidiaries (each of the actions described in the preceding clauses (i), (ii) and (iii), a “Remedy Action”); provided, however, (A) in no event shall the Company proffer, take or agree to take any Remedy Action without the prior written consent of Buyer and (B) in no event shall anything in this Agreement require, or be construed to require, Buyer, the Company, or any of their respective Affiliates to (1) proffer, take or agree to take any Remedy Action to the extent any such Remedy Action would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) proffer, take or agree to take any actions, including the Remedy Actions, with respect to Buyer, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements. Buyer shall be entitled to compel the Company or any of its Subsidiaries to take any of the actions referred to above (or agree to take such actions) so long as such actions are only effective after the Acceptance Time.

(i) Buyer and the Company agree to refrain from, and to cause each of their respective Affiliates to refrain from, acquiring or agreeing to acquire any assets or businesses that would reasonably be expected to (1) prevent, materially impede, or materially delay receipt of any authorizations, consents, Orders, or approvals of Governmental Authorities, (2) prevent, materially delay, or impede the Closing, or (3) cause any Governmental Authority to object to such Transactions.

Section 7.02 Certain Filings. The Company and Buyer shall cooperate with one another (and Buyer shall cause Parent to cooperate) (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03 Internal Reorganization. Buyer and the Company shall, and shall cause their respective Subsidiaries to, take all actions necessary to cause the transactions set forth on Section 7.03 of the Company Letter (the “Internal Reorganization”) to be completed prior to the Expiration Time in accordance with the terms and conditions set forth therein.

Section 7.04 Further Assurances. If, at any time before or after the Acceptance Time, the Company or Buyer reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall, and Buyer shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.05 Public Announcements. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Law or by the rules and regulations of the NASDAQ (in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto); provided that, (a) each of the Company and Buyer may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Buyer and/or the Company in compliance with this Section 7.05 and (b) each of the Company and Buyer may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Buyer and/or the Company in compliance with this Section 7.05. The Company and Buyer agree to issue the previously agreed upon form of joint press release announcing the execution of this Agreement promptly following the execution of this Agreement.

Section 7.06 Notices of Certain Events.

(a) The Company shall give prompt notice to Buyer of (i) any material written notice or other material communication received by it from any Governmental Authority during the Pre-Closing Period, (ii) any written notice or other communication received by it from any Third Party, during the Pre-Closing Period, alleging any material breach of, or material default under, any Material Contract, or (ii) any notice or other communication received by it from any Third Party, during the Pre-Closing Period, alleging that the consent of such Third Party is or may be required in connection with this Agreement and the Transactions; provided, however, that the delivery of notice pursuant to this Section 7.06(a) shall not limit or otherwise affect the remedies available hereunder to Buyer.

(b) Each of the Company and Buyer shall, and Buyer shall cause Parent to, give prompt notice to the other Party of (i) any Action commenced or, to such Party’s knowledge, threatened against, the Company or any of its Affiliates or Buyer or any of its Affiliates, that purports to prevent, materially impede or materially delay the consummation of the Offer, the Internal Reorganization, the Asset Sale, the Second Step Distribution or any of the other Transactions or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in this Agreement or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) paragraph (E) of Annex I, or (B) in the case of Buyer, the knowledge of Buyer of any breach of or inaccuracy in the representations or warranties of Buyer set forth in this Agreement or failure to perform the covenants or agreements of Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

Section 7.07 Litigation. The Company shall control any Action brought against the Company or any of its Subsidiaries relating in any way to this Agreement or the Transactions (“Transaction Litigation”); provided that the Company shall give Buyer the right to (i) review and comment in advance on all filings or responses to be made by the Company in connection with any Transaction Litigation (and any amendments thereto) and the Company shall consider in good faith any comments proposed by Buyer, (ii) fully participate in (at Buyer’s expense), but not control, the defense of such Transaction Litigation, (iii) consult on any settlement with respect to such Transaction Litigation and (iv) fully participate in any negotiations or mediation with respect to any settlement with respect to such Transaction Litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Buyer of any such Transaction Litigation brought, or threatened in writing, against the Company, members of the Company Board or any Subsidiary of the Company and shall keep Buyer informed on a current basis with respect to the status thereof.

Section 7.08 Financing Cooperation.

(a) The Company shall and shall cause its Subsidiaries to, at Buyer’s sole expense, reasonably cooperate in connection with the arrangement of any Debt Financing as may be reasonably requested by Buyer; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Buyer, using their respective commercially reasonable efforts to:

(i) furnish such financial statements and other financial data and other information relating to the Company and its Subsidiaries and requested by Buyer or its Representatives as may be reasonably necessary or advisable to consummate any Debt Financing, including financial statements, financial data, projections, audit reports and other information (w) constituting audited financial statements relating to the Company and its Subsidiaries for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date and unaudited financial statements relating to the Company and its Subsidiaries for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements (and corresponding periods of any prior years) and at least 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review), (x) of the type and form required by Regulation S-X and Regulation S-K promulgated under the 1933 Act for a registered public offering of debt securities, (y) of the type and form customarily included in private placements of debt securities under Rule 144A of the 1933 Act, or (z) as otherwise reasonably required in connection with any Debt Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative reassurance” comfort) from independent accountants in connection with offering(s) of debt securities in connection with any Debt Financing; provided that the Company’s public filings with the Securities and Exchange Commission under the 1934 Act, as amended, of any such financial statements will satisfy the requirements of these items (w), (x) and (y); provided, further, that the Company’s sole obligation with respect to the preparation of any pro forma financial information and financial statements for inclusion in any confidential information memorandum, prospectus, offering memorandum or other marketing and syndication materials shall be as set forth in clause (viii) of this Section 7.08(a);

(ii) cause its independent accountants to cooperate with any financing source providing financing to Buyer or any of its Affiliates consistent with their customary practice and obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with any Debt Financing;

(iii) provide information related to the Company and its Subsidiaries reasonably necessary to assist Buyer or any of its Affiliates in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Buyer or any of its Affiliates;

(iv) provide the reasonable use by Buyer and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights;

(v) participate (and causing senior management and representatives, with appropriate seniority and expertise, to participate) in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable, and otherwise cooperate with the Debt Financing Sources’ documentary due diligence, to the extent customary and reasonable;

(vi) provide information reasonably necessary to assist Buyer or any of its Affiliates in its preparation of material relating to the Company and its Subsidiaries for rating agency presentations;

(vii) provide at least three (3) Business Days prior to the Acceptance Time all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by any financing source providing financing to Buyer or any of its Affiliates at least ten (10) Business Days prior to the anticipated Acceptance Time;

(viii) provide information reasonably necessary to assist Buyer or any of its Affiliates with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations (including those required to be included in any periodic report that Buyer or any of its Affiliates is required to file under the 1934 Act following the Closing) or necessary or reasonably and customarily required by any Debt Financing Source providing financing to Buyer or any of its Affiliates to be included in any offering documents;

(ix) obtain customary payoff letters and any necessary lien terminations and other instruments of discharge in connection with repayment of existing indebtedness of the Company and its Subsidiaries reasonably requested by Buyer or any of its Affiliates;

(x) cooperate with the providers of the Debt Financing to ensure that, to the extent practicable and appropriate, any syndication efforts in connection with the Debt Financing benefit from the Company’s and its Subsidiaries’ existing lending relationships;

(xi) supplement the written or formally presented information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided by the Company or its Subsidiaries to the extent such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining knowledge thereof;

(xii) assist the Buyer in the delivery in a timely fashion of customary authorization letters to the providers of the debt financing authorizing the distribution of information to prospective lenders and containing a customary 10b-5 representation and a representation to the providers of the debt financing that, in the case of any public-side version of the information materials provided to such providers, such information does not include material non-public information about the Company, its Affiliates or any of their respective securities;

(xiii) cooperate with the Buyer’s legal counsel in connection with any legal opinions that may be required to be delivered in connection with the Debt Financing;

(xiv) prevent the syndication, incurrence or issuance, or any attempt to syndicate, incur or issue, or any announcement or authorization of the announcement of the syndication, incurrence or issuance, of any debt facility or any debt security of the Company or any of its Subsidiaries, except as otherwise permitted under the commitment letter with respect to the Debt Financing or under Section 5.01;

provided that neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to (A) pay any commitment or other fees, in each case, in connection with any Debt Financing, (B) give any indemnities in connection with any debt financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or subject to legal privilege, or that is confidential or proprietary to the providing Party, (E) take any action that would conflict with or violate its organizational documents or any applicable Law or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party or (F) execute any agreement, certificate, document or instrument pursuant to this Section 7.08(a) with respect to any Debt Financing that is not contingent on the Closing.

(b) Buyer shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 7.08(a). Buyer shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives, from and against any and all losses suffered or incurred by any of them in connection with any debt financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by the Company or any of its Subsidiaries for use in such financing).

Section 7.09 Funds Available at Closing. Buyer shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Buyer in connection with the consummation of the Transactions, including the amounts payable in connection with the consummation of the Transactions pursuant to this Agreement.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer:

(i) if the Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on October 27, 2017 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Buyer, the “End Date”); provided that if all of the Offer Conditions shall have been satisfied or shall be then capable of being satisfied (other than the Offer Condition set forth in paragraph (B) of Annex I), the End Date shall automatically extend until the date that is 90 days following the initial End Date and if at the end of such 90-day period, all of the Offer Conditions shall have been satisfied or shall be then capable of being satisfied (other than the Offer Condition set forth in paragraph (B) of Annex I), the End Date shall automatically extend for one additional 90-day period; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, any of its covenants, obligations or agreements under this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii) if the Offer Condition set forth in paragraph (C) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied with its obligations under Section 7.01;

(iii) if the Offer shall have expired without all of the Offer Conditions having been satisfied and shall have not been extended by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of any of its covenants, obligations or agreements under this Agreement proximately caused the Offer having expired without all of the Offer Conditions having been satisfied; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Buyer if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement; or

(c) by Buyer:

(i) if the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (x) would result in any Offer Condition not being satisfied and (y) such breach or failure by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Buyer; provided that Buyer is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement;

(ii) following an Adverse Recommendation Change; or

(iii) (A) if the EGM shall have been held and concluded and the Governance Resolutions have not been adopted or (B) if the Subsequent EGM shall have been held and been concluded and the Asset Sale Resolutions have not been adopted; or

(d) by the Company:

(i) in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.03(e); provided that (A) prior to or concurrently with such termination the Company pays the Company Termination Compensation under Section 8.03(b) and (B) the Company shall not have breached any of its obligations under Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company); or

(ii) if Buyer breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (x) would result in any Offer Condition not being satisfied, and (y) such breach or failure by its nature cannot be cured or has not been cured by Buyer by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Buyer’s receipt of written notice of such breach from the Company; provided that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement.

Section 8.02 Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article 8, notice thereof shall be given to the other Party, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no effect, without any Liability on the part of either Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided that, subject in all respects to this Section 8.02, Section 8.03 and Section 9.12 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 5.02(b), Section 7.05, Section 7.08(b), this Section 8.02, Section 8.03, Article 1 and Article 9 (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof and (b) nothing herein shall relieve either Party of any Liability for damages resulting from such Party’s fraud or Willful Breach prior to such valid termination.

Section 8.03 Expenses; Termination Compensation.

(a) Except as set forth in Section 7.03, Section 7.08(b) and this Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs and expenses, whether or not the Transactions are consummated.

(b) Company Termination Compensation. The Company shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds an amount equal to the Company Termination Compensation:

(i) if this Agreement is validly terminated by the Company pursuant to Section 8.01(d)(i), in which case payment shall be made concurrently with such termination;

(ii) if this Agreement is validly terminated by Buyer pursuant to Section 8.01(c)(ii), in which case payment shall be made within five (5) Business Days following such termination; or

(iii) if (A) an Alternative Acquisition Proposal shall have been publicly made or otherwise become generally known to the public, in each case prior to the Acceptance Time, (B) thereafter this Agreement is validly terminated (1) by the Company or Buyer pursuant to Section 8.01(b)(i) (but only if at such time Buyer would not be prohibited from terminating this Agreement by the second proviso in Section 8.01(b)(i)), (2) by the Company or Buyer pursuant to Section 8.01(b)(iii) (if by Buyer, only if at such time Buyer would not be prohibited from terminating this Agreement by either proviso in Section 8.01(b)(iii)) and the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided that the Offer Conditions set forth in paragraphs (B) and (C) of Annex I have been satisfied as of such date) or (3) by Buyer pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) and (C) within twelve (12) months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Alternative Acquisition Proposal” or any such transaction is consummated, in each case, whether or not involving the same Alternative Acquisition Proposal or the Person making the Alternative Acquisition Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the earlier of the date on which (x) the Company enters into such Contract and (y) such transaction is consummated. For purposes of the foregoing clause (C) only, references in the definition of the term “Alternative Acquisition Proposal” to the figure “20%” shall be deemed to be replaced by “50%”;

(c) Buyer Termination Compensation. If this Agreement is terminated:

(i) by Buyer or the Company pursuant to Section 8.01(b)(i), if, as of the time of such termination, the only Offer Conditions that have not been satisfied or waived (to the extent such waiver is not prohibited by applicable Law and other than those conditions that by their nature are to be satisfied by actions taken at the Expiration Time) are any one or more of those set forth in (a) paragraph (B) of Annex I, (b) paragraph (C) of Annex I if the Legal Restraint by any Governmental Authority of competent jurisdiction to prevent the Offer, the Asset Sale, the Second Step Distribution or the other Transactions, or to impose a condition or require a remedy pursuant to any Antitrust Law that Buyer is not required to accept or agree to, as applicable (i) is pursuant to any Antitrust Law or (ii) prohibits, renders illegal or enjoins the consummation of the Internal Reorganization in any material respect, and (c) paragraph (J) of Annex I;

(ii) by Buyer or the Company pursuant to Section 8.01(b)(ii) if the Legal Restraint by any Governmental Authority of competent jurisdiction to prevent the Offer, the Asset Sale, the Second Step Distribution or the other Transactions, or to impose a condition or require a remedy pursuant to any Antitrust Law that Buyer is not required to accept or agree to, as applicable (i) is pursuant to any Antitrust Law or (ii) prohibits, renders illegal or enjoins the consummation of the Internal Reorganization in any material respect; or

(iii) by Buyer or the Company pursuant to Section 8.01(b)(iii), if, as of the time of such termination, the only Offer Conditions that have not been satisfied or waived (to the extent such waiver is not prohibited under applicable Law, other than those conditions that by their nature are to be satisfied by actions taken at the Expiration Time) are any one or more those conditions set forth in (a) paragraph (B) of Annex I, (b) paragraph (C) of Annex I if the Legal Restraint by any Governmental Authority of competent jurisdiction to prevent the Offer, the Asset Sale, the Second Step Distribution or the other Transactions, or to impose a condition or require a remedy pursuant to any Antitrust Law that Buyer is not required to accept or agree to, as applicable (i) is pursuant to any Antitrust Law or (ii) prohibits, renders illegal or enjoins the consummation of the Internal Reorganization in any material respect and (c) paragraph (J) of Annex I;

then Buyer shall, concurrently with such termination, in the case of a termination by Buyer, or within five (5) Business Days in the case of a termination by the Company, pay, or cause to be paid, to the Company an amount equal to the Buyer Termination Compensation by wire transfer of immediately available funds; provided, however, that Buyer shall not be obligated to pay the Buyer Termination Compensation if (x) the Company’s breach of any of its obligations or representations and warranties under this Agreement proximately caused the failure to satisfy the Offer Condition set forth in paragraph (C) or (J) of Annex I or of the imposition of the applicable Legal Restraint (or of the applicable condition or imposition of a remedy) or (y) if, at the time of such termination, Buyer was entitled to terminate this Agreement pursuant to Section 8.01(c)(i).

(d) The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if any Party fails to promptly pay the amount due pursuant to Section 8.03(b) or Section 8.03(c) and, in order to obtain such payment, Buyer or the Company, as applicable, commences an Action that results in an Order in its favor for such payment, the Company or Buyer, as applicable, shall pay to the other Party its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. In the event this Agreement is terminated and Buyer is entitled to receive the Company Termination Compensation pursuant to Section 8.03(b) or the Company is entitled to receive the Buyer Termination Compensation pursuant to Section 8.03(c), the Company Termination Compensation or the Buyer Termination Compensation, as applicable, shall, subject to Section 9.12 and except with respect to claims for fraud or Willful Breach, be the sole and exclusive remedy of the applicable Party and its Affiliates, on the one hand, against the other Party and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives, on the other hand, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions. Upon payment of such Company Termination Compensation or Buyer Termination Compensation, as applicable, none of the Company or Buyer, as applicable, or any of their respective former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions, except with respect to fraud or Willful Breach. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be required to pay the Company Termination Compensation or the Buyer Termination Compensation, as applicable, more than once.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

QUALCOMM River Holdings B.V.
Science Park 400, Matrix II
1098 XH Amsterdam
Attention:	Managing Director

with copies to:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
Attention:	Donald J. Rosenberg
Email:	djr@qualcomm.com

with copies, which shall not constitute notice, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Scott A. Barshay
Steven J. Williams
Email:	sbarshay@paulweiss.com
swilliams@paulweiss.com

and

Allen & Overy LLP
Apollolaan 15
1077 AB Amsterdam
PO Box 75440
Amsterdam 1070 AK
Netherlands
Attention:	Christiaan de Brauw
Email:	christiaan.debrauw@allenovery.com

if to the Company, to:

NXP Semiconductors N.V.
General Counsel
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Attention:	Guido Dierick
Email:	guido.dierick@nxp.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:	Kenton J. King
Allison R. Schneirov
Alexandra J. McCormack
Email:	kenton.king@skadden.com
allison.schneirov@skadden.com
alexandra.mccormack@skadden.com

and

De Brauw Blackstone Westbroek N.V.
Claude Debussylaan 80
1070 AB Amsterdam
PO Box 75084
Amsterdam 1070 AB
Netherlands
Attention:	Arne Grimme
Email:	arne.grimme@debrauw.com

Section 9.02 Nonsurvival of Representations and Warranties; Survival of Certain Covenants. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time or the termination of this

Agreement. The terms of Article 1 and this Article 9, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time or termination of this Agreement, shall survive the Acceptance Time or termination of this Agreement, as applicable, in accordance with their terms.

Section 9.03 Amendments and Waivers.

(a) Except as otherwise expressly provided for in paragraph (A) of Annex I, this Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.

(b) No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(c) Notwithstanding the foregoing provisions of this Section 9.03, no amendment, supplement, modification, consent or waiver to any of Section 9.06, Section 9.07, Section 9.10, Section 9.12, Section 9.13 and/or this Section 9.03(c) that is adverse to the Debt Financing Sources shall become effective without the prior written consent of the adversely affected Debt Financing Sources.

Section 9.04 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that without the consent of the Company, (a) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (b) after the Acceptance Time, Buyer may transfer or assign its rights and obligations under this Agreement to any Person; provided that in each of clauses (a) and (b), such transfer or assignment shall not (i) adversely impact in any respect the Company or its shareholders or the rights of the Company under this Agreement (including the rights of the Company hereunder in respect of the Letter Agreement or the Letter of Credit) or (ii) relieve Buyer of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.06 Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles thereof; provided that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Debt Financing, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 9.07 Jurisdiction; Forum. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions: (i) any claim that such Party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the documentation pertaining to the Debt Financing shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action and (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by all of the other Parties. Until and unless each Party has received a counterpart of this Agreement signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes and Exhibits hereto, the Company Letter, taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies; provided that (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs and representatives, (b) the provisions of Section 2.05(f) and Section 2.07(c) are intended to be for the benefit of, and shall be enforceable by, the Independent

Directors, and (c) the provisions of Section 9.03(c) and the provisions of Section 9.06, Section 9.07, Section 9.12 and Section 9.13, in each case pertaining to the Debt Financing Sources, are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.12 Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including each of Buyer’s obligations under Section 6.03 with respect to the Letter Agreement and under Section 6.04 with respect to the Letter of Credit) in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches or threatened breaches of this Agreement (including with respect to each of Buyer’s obligations under Section 6.03 with respect to the Letter Agreement and under Section 6.04 with respect to the Letter of Credit) and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or, solely with respect to Buyer under the Letter Agreement, (b) the provisions set forth in Section 8.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance and (c) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such Order or injunction. In no event shall the Company or any Related Party be entitled to seek the remedy of specific performance of this Agreement against the Debt Financing Sources.

Section 9.13 Waiver of Liability Against Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Company, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Related Party”), relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Related Party will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Edwin Denekamp
Name: Edwin Denekamp
Title: Managing Director

NXP SEMICONDUCTORS N.V.

By:	/s/ Richard L. Clemmer
Name: Richard L. Clemmer
Title: President & CEO

[Signature Page to Purchase Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Buyer’s right and obligation to extend and amend the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, Buyer shall not be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A. there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Buyer or its Affiliates, represents at least ninety-five percent (95%) of the outstanding Shares immediately prior to the Expiration Time (the “Minimum Condition”); provided that if the Asset Sale Resolutions have been adopted at the EGM, the reference to “ninety five percent (95%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “eighty (80%)”; provided, further, that Buyer may, with the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, amend at any time and from time to time any reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition to a percentage not less than “seventy percent (70%)” (in which case such amendment shall become effective upon Buyer providing the Company with written notice that it has determined to effectuate such amendment);

B. any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the EU Merger Regulation shall have expired or been terminated and the Other Required Antitrust Approvals shall have been received and shall not impose a condition or require a remedy that Buyer is not required to accept or agree to after giving effect to Section 7.01(h) of the Agreement;

C. no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Asset Sale, the Second Step Distribution or the other Transactions or that imposes a condition or requires a remedy that Buyer is not required to accept or agree to after giving effect to Section 7.01(h) of the Agreement;

D. the representations and warranties of the Company (i) set forth in Section 3.11(a) and Section 3.26 of the Agreement shall be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.05(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.16(f), Section 3.22 and Section 3.23 of the Agreement shall be true and correct in all material respects

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as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (D), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

E. the Company shall have performed or complied with in all material respects each of the obligations, agreements and covenants, required to be performed by, or complied with by, it under the Agreement at or prior to the Expiration Time;

F. since the date of the Agreement, there shall not have occurred any Effect that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that clause (ii) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining the satisfaction of this paragraph (F);

G. the resignations of the existing members of the Company Board as contemplated by Section 2.04(a)(v) of the Agreement shall have been obtained;

H. the Governance Resolutions shall have been adopted at the EGM;

I. the Company shall have delivered to Buyer a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (D), (E) and (F) have been satisfied;

J. the Internal Reorganization shall have been completed in all material respects; and

K. the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable Law, by Buyer in whole or in part at any time and from time to time in its sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

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